Exhibit 10.2

Execution Version

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION

FINANCING AGREEMENT

Dated as of December 8, 2023

by and among

NEAR INTELLIGENCE LLC

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders, and

BLUE TORCH FINANCE LLC,

as Administrative Agent and Collateral Agent

i

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments Schedule
1.01(B)	Facilities
Schedule 1.01(C)	Excluded Subsidiaries
Schedule 2	Pledged Investment Property

Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(p)	Employee & Labor Matters
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01 (v)	Data Privacy and Security
Schedule 6.01(w)	Material Contracts
Schedule 7.01(a)	Additional Reporting Requirements
Schedule 7.01(q)	Data Privacy Obligations
Schedule 7.01(w)	Post-Closing Covenants
Schedule 7.01(x)	Certain Foreign Law-Related Matters
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Existing Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts and Cash Management Banks

Exhibit A	Initial Budget
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of SOFR Notice
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Joinder
Exhibits G-1-G-4	Forms of U.S. Tax Compliance Certificate

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION FINANCING AGREEMENT

Superpriority Secured Debtor-In-Possession Financing Agreement, dated as of December 8, 2023, by, among others, Near Intelligence LLC, a Delaware limited liability company, as Borrower (as defined below), each Guarantor as defined below from time to time party hereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Blue Torch Finance LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, on the Petition Date (as defined below), the Borrower and the other Loan Parties (collectively, the “Debtors” and, each individually, a “Debtor”) each commenced a chapter 11 case, which cases are being jointly administered (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”), and each Debtor continues to operate its businesses and manage its properties as a debtor and debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lenders and/or certain of their affiliates or controlled funds provided financing to the Borrower pursuant to that certain Financing Agreement dated as of November 4, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Financing Agreement”) by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Prepetition Lenders”) and Blue Torch Finance LLC, as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns in such capacities, the “Prepetition Agent”);

WHEREAS, the Borrower has requested that the Lenders party hereto provide the Borrower with a senior secured, superpriority debtor-in-possession term loan facility in the maximum aggregate amount of $16,000,000 (the “DIP Facility”), consisting of (i) a term loan facility, which will be available to the Borrower as set forth in the definition of “Interim DIP Loans” and Section 2.01(a), in the maximum aggregate principal amount of $5,000,000, and (ii) a delayed draw term loan facility, which will be available to the Borrower as set forth in the definition of “Final DIP Loans” and Section 2.01(b), in the maximum aggregate principal amount of $11,000,000;

WHEREAS, each of the Guarantors will guaranty all of the Obligations under the Loan Documents;

WHEREAS, in order to secure the Obligations of the Loan Parties under the Loan Documents, the Loan Parties will each grant to the Administrative Agent, for the benefit of the Administrative Agent and all other Secured Parties, subject to the Carve Out, a security interest in and DIP Lien upon substantially all of the now existing and hereafter acquired property of each of the Loan Parties;

WHEREAS, the relative priority of the DIP Liens and security interest granted to secure the Obligations, on the one hand, and the Liens and security interests granted to secure the Prepetition Obligations, on the other hand, will be set forth in the DIP Orders;

WHEREAS, each of the Loan Parties will provide to the Prepetition Agent and Prepetition Lenders adequate protection in accordance with the DIP Orders; and

WHEREAS, the Lenders are severally, and not jointly, willing to extend such credit to the Loan Parties on the terms and subject to the conditions set forth herein and the DIP Orders.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Accounts” means one or more accounts designated by the Administrative Agent at a bank designated by the Administrative Agent from time to time, in each case, pursuant to a written notice delivered to the Borrower, as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agent Fee” has the meaning specified therefor in Section 2.06(b).

“Agreement” means this Superpriority Secured Debtor-in-Possession Financing Agreement, including all amendments, restatements, modifications, supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, and the anti-bribery and anti- corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to countering terrorism financing or anti-money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and other such Requirements of Law of those jurisdictions in which the Loan Parties are subject that prohibit or direct against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 8.75% per annum and (b) any SOFR Loan or any portion thereof, 9.75% per annum.

“ASIC” means the Australian Securities and Investments Commission.

“Asset Sale Proceeds” has the meaning specified therefor in Section 2.05(c)(ii).

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Australia” means the Commonwealth of Australia.

“Australian PPS Register” means the register established under section 147 of the Australian PPS Act.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) of Australia and any legislative instrument made, or any regulations in force at any time, under that act, including the Personal Property Securities Regulations 2010 (Cth).

“Australian Share Charge” means the specific security deed governed by the laws of New South Wales, Australia, in form and substance satisfactory to the Collateral Agent, over all of the shares of an Australian Subsidiary, including that which is granted by Next Intelligence Pte. Ltd. in favor of the Collateral Agent.

“Australian Subsidiary” means Near Intelligence Pty Ltd (ACN 654 121 525) and any other Subsidiary of the Borrower which is, in each case, a company incorporated under the laws of Australia.

“Authorized Officer” means (a) for purposes of the last sentence of Section 1.03, with respect to any Loan Party, the chief executive officer, chief financial officer, global finance controller or global accounting officer or other financial officer performing similar functions, or president of such Loan Party, and (b) for all purposes other than as described in clause (a) above, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, director, secretary, assistant secretary, global finance controller or other financial officer performing similar functions, president or executive vice president of such Person.

“Automatic Stay” means the automatic stay imposed under Section 362 of the Bankruptcy code.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration, judicial management or other Insolvency Proceeding).

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or, if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Bid Procedures” has the meaning set forth in Section 5.01(j).

“Bid Procedures Order” means the entry by the Bankruptcy Court of an order approving the Bid Procedure, in form and substance acceptable to the Administrative Agent.

“Blue Torch” has the meaning specified therefor in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board Observer” has the meaning specified therefor in Section 7.01(p)(i).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors (or equivalent governing body) of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors (or equivalent governing body) of such company or the sole member or the managing member or any controlling committee or board of directors (or equivalent governing body) thereof, and (d) any other Person, the board or committee (or equivalent governing body) of such Person serving a similar function.

“BOD Meeting” has the meaning specified therefor in Section 7.01(p)(i).

“Borrower” means Near Intelligence LLC, a Delaware limited liability company (f/k/a Paas Merger Sub 2 LLC and successor in interest to Near Intelligence Holdings Inc.).

“Budget” means the Initial Budget, as amended and supplemented by any Budget Update delivered in accordance with Section 7.01(a)(v).

“Budget Update” has the meaning set forth in Section 7.01(a)(v).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and if such day relates to any SOFR Loan, means such day that is also a U.S. Government Securities Business Day.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person (for the avoidance of doubt, subject to Section 1.04).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP (for the avoidance of doubt, subject to Section 1.04).

“Carve Out” has the meaning set forth in the then applicable DIP Order.

“Cash Collateral” has the meaning assigned to such term in the DIP Order.

“Cash Equivalents” means

(a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within three hundred sixty (360) days from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from Standard & Poor’s or at least P-2 from Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c) commercial paper, maturing not more than two hundred seventy (270) days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s;

(d) certificates of deposit maturing not more than two hundred seventy (270) days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (d) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(f)   money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets primarily comprise Cash Equivalents described in another clause of this definition;

(g) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within two hundred seventy (270) days from the date of acquisition thereof; and

(h) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (g) above in respect of each country that is a member of the Organization for Economic Co-operation and Development and, in the case of a Subsidiary organized in India or Singapore, India or Singapore, respectively.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CFC” means a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code; provided, that notwithstanding anything to the contrary under any Loan Document, no Loan Party or Subsidiary of any Loan Party, in each case, that is required to join this Agreement as a Guarantor under Section 7.01(b) (or, in each case, their successors) shall be considered a CFC or FSHCO for purposes of the Loan Documents or be or become owned by any entity other than Loan Parties (such that Lenders are unable to obtain a 100% pledge of the Equity Interests issued by such Loan Party or Subsidiary of Loan Party) and no such Person shall be excluded, limited or released from providing any guarantee or collateral (including pledges of Equity Interests or assets held directly or indirectly) or engaging in repatriations, or the pledge of Equity Interests issued by such Persons be limited in any way, in each case, solely as a result of being considered a controlled foreign corporation or CFC or FSHCO or any adverse tax, cost or impact under Section 956 of the Internal Revenue Code or similar provision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty,

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or

(c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence, after the date of this Agreement, of any of the following:

(a) [reserved];

(b) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and their subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time become the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of Equity Interests, directly or indirectly, representing more than 40% of the voting or economic power of the Equity Interest of Holdings;

(c) Holdings shall fail to beneficially own, directly, 100% of the outstanding Equity Interest of the Borrower; or

(d) the occurrence of a “Change of Control” (or any comparable term or provision) under or with respect to any documents governing (i) any Disqualified Equity Interests with a liquidation preference (or mandatory redemption) of more than $500,000 or (ii) other Indebtedness (x) pursuant to the Prepetition Financing Agreement or (y) that has an aggregate outstanding principal amount of more than $500,000, in each case, of Holdings or any of its Subsidiaries.

It is understood that, for purposes of this definition, no Person shall be deemed to have beneficial ownership of Equity Interests solely by virtue of a stock purchase agreement, merger agreement, or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the applicable Equity Interests to such Person,

“Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Citibank Singapore Accounts” means the deposit accounts maintained at Citibank in Singapore by any Loan Party which is incorporated in Singapore, which shall include but not be limited to the accounts set forth on Schedule 8.01 that are indicated on such Schedule as the “Citibank Singapore Accounts”.

“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Document” has the meaning specified therefor in Section 12.02(b)(iii), and shall include but not be limited to the Singapore Security Agreement, the Singapore Share Charge, any French Securities Account Pledge Agreement, any Australian Share Charge, any Non Disposal Undertaking and any other document executed and delivered pursuant hereto or thereto that is otherwise securing any Loan or other Obligation, in each case, as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Committees” means collectively, the official committee of unsecured creditors and any other official committee appointed or approved in any Chapter 11 Case and each of such committees shall be referred to herein as a “Committee”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit E, duly executed by an Authorized Officer of the Borrower.

“Condemnation Proceeds” has the meaning specified therefor in the definition of “Extraordinary Receipts.”

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, or commodity account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, among the Collateral Agent, the financial institution or other Person at which such account is maintained, effective to grant “control” (as defined under the applicable UCC or equivalent applicable law) to the Collateral Agent or otherwise to perfect security over such account in favor of the Collateral Agent, for the benefit of the Secured Parties (including obtaining an acknowledgement of such notice in respect of accounts subject to the Collateral Agent’s Liens where consistent with market practice in such jurisdiction in order to grant “control” over an account), it being understood that unless otherwise agreed between the Loan Party and the Collateral Agent, any reference to a Control Agreement in the Loan Documents shall mean a Control Agreement subject to springing dominion pursuant to which the applicable Loan Party shall maintain control unless and until a notice of sole control has been given by the Collateral Agent to the financial institution or other person at which such account is maintain or with which such entitlement or contract is carried.

“Controlled Account” means each deposit account, securities account, or commodity account that is (x) subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the applicable Collateral Documents, (y) located in the United States and subject to a perfected security interest by virtue of the applicable DIP Order or (z) which is otherwise subject to the “control” of the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of the applicable Collateral Documents or equivalent arrangement required for perfection under the market practice in the relevant jurisdiction and, in each case, is reasonably acceptable to the Collateral Agent.

“Copyright Licenses” means all written licenses, written contracts or other written agreements, naming any Grantor as licensee or licensor and providing for the grant of any right to use, reproduce, distribute, perform, display or create derivative works of any works covered by any Copyright.

“Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including computer software and internet website content) now or hereafter owned, acquired or developed by any grantor, all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all extensions or renewals thereof.

“Debtor Relief Law” means the Bankruptcy Code, IRDA and any other liquidation, judicial management, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, restructuring plan, judicial management or similar debtor relief law of the United States, Singapore or other applicable jurisdiction from time to time in effect.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“DIP Collateral” has the meaning provided in Section 4.08(a).

“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

“DIP Superpriority Claims” has the meaning set forth in the then applicable DIP Order.

“DIP Liens” shall have the meaning assigned to such term in the then applicable DIP Order.

“DIP Loan Funding Date” has the meaning provided in Section 5.02 hereof.

“DIP Order” means the Interim DIP Order or the Final DIP Order, as applicable, or each of them as the context may require.

“DIP Proceeds” means the proceeds received by the Borrower from the Loans.

“DIP Termination Date” means the earliest of (i) the Final Maturity Date, (ii) if the Final DIP Order has not been entered, 30 calendar days after the Petition Date, (iii) the date of acceleration of the Loans and the termination of the Commitments upon the occurrence, and during the continuance, of an Event of Default, (iv) the effective date of any Chapter 11 plan, (v) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (vi) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (vii) the date of consummation of any sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code, (viii) the date an order is entered in any bankruptcy case appointing a Chapter 11 trustee or examiner and (ix) the date on which all outstanding Obligations (other than Contingent Indemnity Obligations) are paid in full (x) in cash or (y) by a credit bid of such Obligations pursuant to a sale described in clause (vii) above (provided, for the avoidance of doubt, that in the case of the consummation of a sale pursuant to which less than all of the Obligations are credit bid, only the Obligations that are subject to such credit bid shall be deemed “paid in full” by the consummation of such sale); provided that if any date specified in clauses (i) through (ix) is not a Business Day then the “DIP Termination Date” shall be the immediately preceding Business Day.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Loan Parties, the Administrative Agent, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include:

(a) the sale or other disposition for value of any contracts;

(b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law;

(c) the early termination or modification of any contract resulting in the receipt by any Loan Party or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than (x) payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification or (y) ordinary course amendment, extension, or modification payments); or

(d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or any of its Subsidiaries.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than (i) for any Qualified Equity Interests or (ii) as a result of a change of control, asset sale, or casualty or condemnation event, in the case of this clause (ii), so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the DIP Termination Date);

(b) is redeemable at the option of the holder thereof, in whole or in part (other than (i) for any Qualified Equity Interests or (ii) as a result of a change of control, asset sale, or casualty or condemnation event, in the case of this clause (ii), so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the DIP Termination Date);

(c) provides for the scheduled payments of dividends or distributions in cash; or

(d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, subject, in each case of clauses (a) through (d), to the occurrence of the DIP Termination Date, in whole or in part, in each case prior to 91 days after the DIP Termination Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or their Subsidiaries in the ordinary course of business or by any such plan to such employees in the ordinary course of business, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States.

“Domestic Loan Party” means any Loan Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegate) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified therefor in Section 5.01.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to.

“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon:

(a) any Environmental Claim;

(b) any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit;

(c) any actual, alleged or threatened Release of, or exposure to, Hazardous Materials;

(d) any Remedial Action;

(e) any adverse environmental condition; or

(f) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing clauses (a) through (e).

“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non- voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Holdings of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means:

(a) the occurrence of a Reportable Event with respect to any Pension Plan;

(b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c) the determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA);

(d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA;

(e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA;

(f)   the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA;

(g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(h) the imposition of material liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA;

(i)  the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(j)  the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its ERISA Affiliates of any material fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan;

(k) to the extent that it would reasonably be expected to result in a material liability, the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan;

(l)  receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or

(m) the occurrence of any Foreign Plan Event.

“Erroneous Payment” has the meaning specified therefor in Section 10.16(a)(i).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.16(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.16(d)(i)(A).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section10.16(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section10.16(e)(i).

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Excluded Property” has the meaning specified therefor in Section 4.08(a). For avoidance of doubt, notwithstanding anything set forth herein, subject to the entry of the Final DIP Order, Excluded Property shall not include avoidance actions or the proceeds thereof.

“Excluded Subsidiary” means Near Intelligence Private Limited, an Indian company, Near Intelligence SAS, a French company, and Near Intelligence Pty Ltd, an Australian company.

Notwithstanding anything to the contrary, no Subsidiary of the Borrower that is a direct or indirect parent of a Loan Party shall be an “Excluded Subsidiary” and each such parent shall be a Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” means

(a) any cash received by the Loan Parties or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof) comprising:

(i) foreign, United States, state or local tax refunds,

(ii) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately (and solely) payable to a Person that is not a Loan Party or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by a Loan Party or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds) (such proceeds, “Insurance Sale Proceeds”),

(iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (such proceeds, “Settlement Proceeds”) and

(b) cash proceeds from condemnation awards (and payments in lieu thereof) received by a Loan Party (such proceeds, “Condemnation Proceeds” and, together with Insurance Sale Proceeds and Settlement Proceeds, “Extraordinary Receipts Proceeds”).

“Extraordinary Receipts Proceeds” has the meaning specified therefor in the definition of “Extraordinary Receipts.”

“Facility” means the real property identified on Schedule 1.01(B) and any new Facility hereafter acquired by a Loan Party or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” has the meaning specified therefor in the definition of “Anti-Corruption Laws.”

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and

(b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Final DIP Closing Date” means the date on which the conditions under Section 5.02 are satisfied or waived by the Administrative Agent.

“Final DIP Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Final DIP Loan Commitment” means, with respect to each Lender holding a Final DIP Loan Commitment, the commitment of such Lender to make Final DIP Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1.01(A) hereto under the caption “Final DIP Loan Commitment”. The aggregate amount of the Final DIP Loan Commitments shall be the lesser of (a) $11,000,000 and (b) such amount as approved by the Bankruptcy Court for funding pursuant to the Final DIP Order.

“Final DIP Loans” means the term loans to be made from time to time on and after the Final DIP Closing Date and until the DIP Termination Date, in one or more drawings (but not to exceed one draw in any one week period (unless the Administrative Agent consents to more frequent draws)), in an aggregate principal amount for each such drawing not to exceed the amount set forth in the Budget for the applicable period.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases substantially in the form of the Interim DIP Order (with only such modifications thereto as are necessary to convert the Interim DIP Order to a final order and other modifications as are satisfactory in form and substance to the Administrative Agent or otherwise ordered by the Bankruptcy Court).

“Final Maturity Date” means the date that is 90 calendar days after the Petition Date.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each year.

“Floor” means a rate of interest equal to 3.891%.

“Foreign Lender” has the meaning specified therefor in Section 2.09(c)(ii)(B).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any material required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Subsidiary under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirement of Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirement of Law.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“French Financial Securities Account” means any financial securities account on which is registered all the financial securities of a French Subsidiary (including in respect of Near Intelligence SAS held by Near Intelligence Pte. Ltd., representing 100% of the share capital and voting rights of Near Intelligence SAS.

“French Securities Account Pledge Agreement” means the French law governed pledge agreement over the French Financial Securities Account, (including that which is granted by Near Intelligence Pte. Ltd. in favor of the Collateral Agent and in form and substance satisfactory to the Collateral Agent).

“French Subsidiary” means Near Intelligence SAS and any other Subsidiary of the Borrower which is, in each case, a company incorporated under the laws of France.

“FSHCO” means an entity that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs or other such entities.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means, subject to Section 1.04, (a) in the case of Domestic Loan Parties and Domestic Subsidiaries, generally accepted accounting principles in effect from time to time in the United States and (b) in the case of any Foreign Subsidiary, generally accepted accounting principles applying to it in the country of its incorporation or in such other jurisdiction agreed to by the Administrative Agent or, if adopted by such Person, the international accounting standards within the meaning of IAS Regulation 1606/2002, in each case, to the extent applicable to the relevant financial statements and applied on a consistent basis; provided, that, if a change in GAAP (or in the interpretation of GAAP) after the Effective Date would affect the computation of any financial ratio or requirement set forth in any Loan Document in any material respect, the Borrower may request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or, if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Borrower and the Administrative Agent shall negotiate in good faith amendments to the provisions of this Agreement that relate to the computation of such financial ratio or requirement with the intent of having their respective positions conform as nearly as possible to their respective position prior to such change in GAAP and until any such amendments have been agreed upon, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governing Documents” means,

(a) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and

(d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means Borrower, each Guarantor and each other Person that executes a supplement, in form and substance acceptable to Administrative Agent and becomes an additional Grantor hereunder.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) Holdings, (b) the Borrower (other than with respect to its own obligations), (c) each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto, and (d) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations; provided, for the avoidance of doubt, the definition of “Guarantor” shall not include any Excluded Subsidiaries.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings” means Near Intelligence Inc., a Delaware corporation.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“Indebtedness” means, with respect to any Person, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services;

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;

(d) (i) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (ii) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property use and/or acquire by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e) all Capitalized Lease Obligations and purchase money Indebtedness of such Person;

(f) all reimbursement and other obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities;

(g) all obligations and liabilities of such Person under Hedging Agreements (valued at the maximum aggregate amount (giving effect to any legally enforceable netting agreements relating thereto) that such Person would be required to pay if such Hedging Agreement were terminated on the date of determination);

(h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i) all Contingent Obligations;

(j) the liquidation value of all Disqualified Equity Interests;

(k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall:

(A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person is not liable for such Indebtedness;

(B) exclude trade payables or similar obligations in the ordinary course of business; and

(C) exclude intercompany liabilities that were incurred in the ordinary course of business and consistent with past practices and would be eliminated on the consolidated balance sheet of such Person and its Subsidiaries.

“Indemnified Matters” has the meaning specified therefor in Section 12.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15(a).

“Indian Subsidiary” means Near Intelligence Private Limited, and any other Subsidiary of Borrower, which is, in each case, a company incorporated under the laws of India.

“Initial Budget” means a 13-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, including the anticipated weekly uses of the DIP Proceeds for such period (and draws under this Agreement), which forecast shall be in form and substance satisfactory to the Administrative Agent. Such Initial Budget shall be in the form set forth in Exhibit A hereto and also attached as an exhibit to the Interim DIP Order. Until supplemented pursuant to Section 7.01(a)(v) and approved by the Administrative Agent in accordance hereof, the Initial Budget shall constitute the Budget.

“Initial Testing Period” has the meaning set forth in the definition of “Permitted Variances.”

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Insurance Sale Proceeds” has the meaning specified therefor in the definition of “Extraordinary Receipts.”

“Intellectual Property” means all Copyrights, Patents, Trademarks and Other Intellectual Property.

“Intellectual Property License” means all Copyright Licenses, Patent Licenses, and Trademark Licenses (other than license agreements for commercially available off the shelf software that is generally available to the public which have been licensed to a Loan Party).

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties and their Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Interest Payment Date” means, with respect to each Loan, the first Business Day of each month commencing after such Loan was made.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending three months thereafter; provided, however, that

(a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)–(e) below) to the next succeeding Business Day,

(b) interest shall accrue at the applicable rate based upon the Adjusted Term SOFR from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires,

(c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, and

(e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Interim DIP Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Interim DIP Loan Commitment” means, with respect to each Lender holding an Interim DIP Loan Commitment, the commitment of such Lender to make an Interim DIP Loan, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1.01A hereto under the caption “Interim DIP Loan Commitment.” The aggregate amount of the Interim DIP Loan Commitments on the Effective Date shall be the lesser of (a) $5,000,000 and (b) such amount as approved by the Bankruptcy Court authorizing Interim DIP Loan Commitments pursuant to the Interim DIP Order.

“Interim DIP Loans” means the term loans to be made from time to time on and after the Effective Date and prior to entry of the Final DIP Order, in one or more drawings (but not to exceed one draw in any one week period (unless the Administrative Agent consents to more frequent draws)), in an aggregate principal amount for each such drawing not to exceed the amount set forth in the Budget for the applicable period.

“Interim DIP Order” means the interim order entered by the Bankruptcy Court in the Chapter 11 Cases (as the same may be amended, supplemented, or modified form time to time after entry thereof in a manner satisfactory to the Administrative Agent in its sole discretion) authorizing and approving, among other things, the DIP Facility, use of cash collateral and the Transactions, which interim order is in form and substance satisfactory to the Administrative Agent.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by any Loan Party or a Subsidiary thereof in respect of such Investment.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all income, royalties and proceeds at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any of the foregoing or any similar right.

“Ipso Facto Event” means any Loan Party becoming or being the subject of any “proceedings” (as that term is defined in section 440 of the IRDA) to which section 440(1) of the IRDA applies. For the purposes of this Agreement, an Ipso Facto Event is continuing if the relevant Ipso Facto Event has occurred and the proceedings in respect thereof have not been unconditionally discharged, withdrawn or dismissed.

“IRDA” means the Insolvency, Restructuring and Dissolution Act 2018 of Singapore, as amended.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit F, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Known Event” means the commencement and continuation of the Chapter 11 Cases, the events, circumstances and conditions leading up to the Chapter 11 Cases, the effects of the Debtors’ bankruptcy, the conditions in which the Debtors operate (as existing on the Effective Date) and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings reviewed by the Administrative Agent.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loans” means the (a) Interim DIP Loans and (b) Final DIP Loans.

“Loan Document” means this Agreement, the Singapore Security Agreement, the Singapore Share Charge, any Joinder Agreement, the VCOC Management Rights Agreement, the French Securities Account Pledge Agreement, the Australian Share Charge, the Non Disposal Undertaking, any Collateral Document or other collateral document, security agreement, Mortgage, landlord waiver, collateral access agreement or perfection certificate executed and delivered in connection with this Agreement, any promissory notes evidencing any Loan or any other Obligation, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation, in each case, as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Loan Party” means the Borrower and any Guarantor.

“Material Adverse Effect” means any event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, collectively, (ii) the legality, validity or enforceability of any Loan Document, the Interim DIP Order or the Final DIP Order, (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (iv) the validity, perfection or priority of the DIP Liens granted pursuant to the Loan Documents, the Interim DIP Order or the Final DIP Order, or (v) the rights and remedies of the Administrative Agent, Collateral Agent and the Lenders under the Loan Documents, taken as a whole, except in each case of clauses (i) through (v) for Known Events.

“Material Contract” means, with respect to any Loan Party or any Subsidiary thereof, each contract or agreement to which such Loan Party or Subsidiary is to its knowledge a party:

(a) pursuant to which such Person is required to pay or receives or will receive revenue (as determined in accordance with GAAP) of $1,500,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and other than contracts that by their terms may be terminated by such Loan Party or such Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium); or

(b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Milestone” has the meaning assigned to such term in the then applicable DIP Order.

“Mobilefuse Litigation” means the adversary proceeding (and any appeals arising therefrom) that the Debtors have, after consultation with the Administrative Agent, commenced or will commence in the United States Bankruptcy Court for the District of Delaware against MobileFuse, LLC and other defendants related to transactions with MobileFuse, LLC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof, and (e) in the case of any Disposition, (i) amounts provided as a reserve, to the extent required by GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by such Person or any of its Subsidiaries associated with the properties subject to such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Person or its Subsidiary).

“Non Disposal Undertaking” mean a non-disposal undertaking, in form and substance satisfactory to the Collateral Agent, to be executed in relation to the non-disposal of the shares in the Indian Subsidiaries by its shareholders (an “NDU Provider”) (including but not limited to Non Disposal Undertaking to be entered by Near Intelligence Pte. Ltd., (the Loan Party incorporated in Singapore) and Near Intelligence Private Limited (the Indian Subsidiary) (as confirming party).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole and reasonable discretion) may within the explicit terms of the Loan Documents elect to pay or advance on behalf of such Person, and (c) Loan Parties obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intellectual Property” means all trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, Software, know-how, formulae, rights of publicity and privacy, moral rights and other general intangibles of like nature, now or hereafter acquired, owned or developed by any Grantor, and for the avoidance of doubt, shall include all Intellectual Property Licenses and all IP Ancillary Rights.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Participant Register” has the meaning specified therefor in Section 12.07(i). 3

“Patent Licenses” means all written licenses, written contracts or other written agreements, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent.

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs and inventions, now existing or hereafter acquired, owned or developed by any Grantor, and all applications, registrations and recordings thereof, and all reissues, reexaminations, divisions, continuations, continuations in part and extensions or renewals thereof.

“Payment Office” means the Administrative Agent’s office located at 150 East 58th Street, 39th Floor, New York, New York 10155, or at such other office or offices, account or accounts, of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent in a notice delivered to the Collateral Agent and the Borrower.

“Payment Recipient” has the meaning assigned to it in Section 10.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Permitted Disposition” means:

(a) sales of Inventory in the ordinary course of business and consistent with past practice;

(b) (i) licensing of Intellectual Property of the Borrower or any Subsidiary on a non-exclusive basis in the ordinary course of business,

(ii) non-exclusive licensing of Intellectual Property of the Borrower or any Subsidiary in connection with joint development or joint marketing arrangements with third parties in the ordinary course of business and consistent with past practice,

(iii) licensing of data, databases, customer lists or software in the ordinary course of business and consistent with past practice; provided that if any of the foregoing licenses or arrangements is exclusive, (A) such exclusivity is limited in scope by geography or field of use and (B) such license or arrangement does not (x) adversely interfere with the ordinary course of business of the Borrower or any of its Subsidiaries in any material respect or (y) materially and adversely impact the value of the DIP Collateral (taken as a whole) or the value of the security interest granted in the Loan Documents (taken as a whole), and

(iv) other licensing of Intellectual Property of the Borrower and its Subsidiaries approved by the Administrative Agent in advance in writing;

(c) leasing or subleasing or licensing or sublicensing assets (other than Intellectual Property) in the ordinary course of business and consistent with past practice;

(d) (i) the abandonment, dedication to the public, or non-renewal of Registered Intellectual Property of Loan Parties and their Subsidiaries to the extent not economically desirable in the conduct of their business, or (ii) the abandonment of Intellectual Property rights in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), (A) with respect to Intellectual Property, such Intellectual Property is not material revenue generating, and (B) such abandonment or dedication to the public is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f)   any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) transfers of assets (i) among Loan Parties, and (ii) from any Subsidiary of the Borrower that is not a Loan Party to the Borrower or any other Subsidiary of the Borrower.;

(h) Dispositions to the extent constituting Permitted Investments (other than pursuant to clause (k) of the definition thereof), Permitted Liens or Permitted Restricted Payments;

(i) Dispositions of obsolete or worn-out equipment or other property or equipment or other property no longer used or useful in the ordinary course of business;

(j) Dispositions of computer servers maintained by the Loan Parties or their Subsidiaries in Ireland;

(k) [reserved];

(l) Dispositions of cash and Cash Equivalents consistent with the Budget;

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) Dispositions of Equity Interests made in connection with the exercise or settlement of equity-based awards outstanding on the Effective Date or hereafter granted under the terms of any equity or equity-based compensation plans, programs, agreements or arrangements of any Loan Party;

(y) [reserved];

(z) [reserved];

(aa) Dispositions as may be authorized by the Bankruptcy Court after notice and a hearing and with the consent of the Administrative Agent; and

(bb) Dispositions contemplated (i) by the Budget or (ii) the DIP Orders or the “first day” orders (solely to the extent permitted under the Budget).

provided that the Net Cash Proceeds of such Dispositions are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii), to the extent required thereby; provided further that in the event that any assets are disposed of as permitted by this definition outside of the ordinary course of business from a Loan Party to a non-Loan Party (excluding any such disposition that constitutes a Permitted Investment), such disposition shall require Administrative Agent’s prior written consent; provided further that in the event that any DIP Collateral is disposed of as expressly permitted by this definition to any Person other than to a Loan Party, such DIP Collateral shall be sold free and clear of the Liens created by the Loan Documents so long as no Event of Default then exists and, solely in the case of Permitted Dispositions under clause (i) above and to the extent requested by the Administrative Agent, upon delivery to the Administrative Agent of a customary certificate of an Authorized Officer certifying that such Disposition is permitted, identifying the relevant provisions permitting such Disposition and that there is no Event of Default then-existing, and the Agents shall be authorized to take (and shall take) any actions deemed appropriate in order to effectuate the foregoing.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) any Indebtedness listed on Schedule 7.02(b);

(c) the Prepetition Obligations;

(d) Permitted Intercompany Investments;

(e) the Subordinated Convertible Debentures;

(f) Indebtedness incurred in the ordinary course of business and consistent with past practice under performance, surety, statutory, and appeal bonds;

(g) [reserved];

(h) (i) unsecured guarantees by any Loan Party or its Subsidiaries arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions by a Loan Party or its Subsidiary and (ii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness, each in the ordinary course of business;

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business; provided such Indebtedness shall not be permitted for any officer of the Loan Parties not currently employed by a Loan Party;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties or their Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(k) [reserved];

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods and services purchased in the ordinary course of business;

(r)   Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries;

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary, including Indebtedness consisting of obligations under deferred compensation incurred in the ordinary course of business and consistent with the Budget;

(w) [reserved]; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses;

“Permitted Intercompany Investments” means Investments made by

(a) a Loan Party to or in another Loan Party;

(b) a Subsidiary of the Borrower that is not a Loan Party to or in another Subsidiary of the Borrower that is not a Loan Party;

(c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement; and

(d) a Loan Party to or in a Subsidiary of the Borrower that is not a Loan Party and is incorporated or formed in India or Australia in the ordinary course of business and consistent with past practice to fund working capital requirements of, or in respect of intercompany services rendered by, such non-Loan Party Subsidiary, in an aggregate amount not to exceed in any calendar month the sum of (i) $500,000 plus (ii) the amount required to fund payroll payments to employees of such non-Loan Party Subsidiary.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business and consistent with past practice;

(c) [reserved];

(d) Permitted Intercompany Investments;

(e) Investments existing on the Effective Date as set forth on Schedule 7.02(e), but not any increase in the amount thereof as set forth in such Schedule or any modification of the terms thereof (except for any increase in value thereof);

(f) [reserved];

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) licenses or sublicenses of Intellectual Property rights expressly permitted by the definition of “Permitted Disposition”;

(k) Permitted Dispositions (other than pursuant to clause (h) of the definition thereof);

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) [reserved];

(t) guarantees of Permitted Indebtedness (in the case of any guarantee by any Loan Party of Indebtedness incurred by a non-Loan Party, to the extent such guarantee would be permitted by another clause of this definition of “Permitted Investments”) and Contingent Obligations incurred in the ordinary course of business and consistent with past practice;

(u) [reserved];

(v) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business and consistent with past practice;

(w) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”; and

(x) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business and consistent with past practices;

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens securing the Prepetition Obligations;

(c) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(d) Liens existing on the Effective Date or pursuant to agreements in existence on the Effective Date, each as set forth on Schedule 1.01(D);

(e) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance and other general liability insurance obligations, other social security laws and regulations or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, performance bonds and other obligations of similar nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) made in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Loan Party or Subsidiary of the Borrower, in each case, in the ordinary course of business supporting obligations of the type set forth in the foregoing;

(g) with respect to any Facility, easements, protrusions, encroachments or sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances on real property ) that do not (i) secure obligations for the payment of money or (ii) materially impair its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii)  on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) Liens securing the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j) licenses or sublicenses of Intellectual Property rights expressly permitted by clause (b) of the definition of “Permitted Disposition”;

(k) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts or that are otherwise within the general parameters customary in the banking industry;

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) to the extent constituting Liens, the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into in connection with customers in the ordinary course of business of any Loan Party or its Subsidiaries;

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(y) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business and consistent with past practice;

(z) Liens in favor of any Loan Party;

(aa) [reserved];

(bb) [reserved];

(cc) [reserved];

(dd) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets; and

(ee) rights reserved or vested in any Person by the terms of any lease, license, sublicense, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision, to terminate any such lease, license, sublicense, franchise, grant or permit.

“Permitted Restricted Payments” means any of the following:

(a) Restricted Payments made by any Subsidiary of Holdings to its direct parent company that is a Loan Party; and

(b) to the extent constituting Restricted Payments, payments consistent with (i) the Budget or (ii) the DIP Orders.

“Permitted Variance” means, unless otherwise agreed to by the Administrative Agent, for (x) the period beginning on (i) the Petition Date through and including the second Friday following the Petition Date and (ii) the Petition Date through and including the third Friday following the Petition Date (the foregoing clauses (i) and (ii), the “Initial Testing Periods”) and (y) the period beginning on each Saturday thereafter through and including the immediately following Friday (in each case (other than the Initial Testing Periods) calculated on a rolling four (4) week basis to account for the timing of payment variances) (each such period referred to in the foregoing clauses (x) and (y), a “Testing Period”): (a) any favorable disbursement variance, and (b) any unfavorable disbursement variance (other than disbursements for professional fees) of no more than (I) in the case of the Initial Testing Periods, 25% or (II) in the case of each other Testing Period, 15%, in each case, for actual aggregate receipts and actual aggregate disbursements as compared to the budgeted receipts and disbursements, respectively, set forth in the Budget with respect to the applicable Testing Period; provided that, notwithstanding the foregoing, professional fees and the Carve Out shall be excluded from the determination of Permitted Variances.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Personal Information” has the meaning specified therefor in Section 6.01(v).

“Petition Date” shall mean the date on which the Debtors file voluntary petitions for relief and commence the Chapter 11 Cases, which for avoidance of doubt shall be December

8, 2023.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean, all Equity Interests of each Pledged Issuer, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock of such Persons.

“Pledged Issuers” means, collectively, (a) the issuers of the shares of Equity Interests described on Schedule 2 hereto as in effect on the date hereof and (b) any other issuer of Equity Interests at any time and from time to time owned or acquired by a Grantor whose shares of Equity Interests are required to be pledged as DIP Collateral under this Agreement.

“Pledged LLC Interests” shall mean, all membership interests and other interests of the Pledged Issuers now owned or hereafter acquired by any Grantor in any limited liability company of the Pledged Issuers including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing.

“Pledged Notes” shall mean all promissory notes (including intercompany notes) now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2.

“Pledged Partnership Interests” shall mean, all partnership interests and other interests of the Pledged Issuers now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests of the Pledged Issuers listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes, Pledged Security Entitlements and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitlements of any Grantor.

“Pledged Stock” shall mean all shares of capital stock of the Pledged Issuers now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock of the Pledged Issuers described on Schedule 2 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Prepetition Agent” has the meaning set forth in the recitals hereto.

“Prepetition Collateral” means the “Collateral” (as defined in the Prepetition Financing Agreement).

“Prepetition Financing Agreement” has the meaning set forth in the recitals hereto.

“Prepetition Lenders” has the meaning set forth in the recitals hereto.

“Prepetition Loan Documents” means the Loan Documents (as defined in the Prepetition Financing Agreement).

“Prepetition Obligations” means the “Obligations” (as defined in the Prepetition Financing Agreement).

“Privacy Laws” has the meaning specified therefor in Section 6.01(v).

“Privacy Requirement” has the meaning specified therefor in Section 6.01(v).

“Pro Rata Share” means, with respect to:

(a) [reserved],

(b) a Lender’s obligation to make the Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Total Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Loan and the denominator shall be the aggregate unpaid principal amount of the Loan, and

(c) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Loan, by (ii) the aggregate unpaid principal amount of the Loan.

“Process Agent” has the meaning specified therefor in Section 12.10(c).

“Projections” has the meaning specified therefor in Section 6.01(dd)(ii).

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Recipient” means any Agent or any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of

(a) 4.891%. per annum,

(b) the Federal Funds Rate plus 0.50% per annum,

(c) the Adjusted Term SOFR (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1.00% per annum, and

(d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Reference Rate Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equity holders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated without duplication in accordance with both clauses (b) and (c) of the definition thereof) of the Total Commitments and the Loans aggregate at least 50.1% of the sum of the Total Commitments and the Loans.

“Requirements of Law” means, with respect to any Person, collectively, the common law and any federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject and having the force of law.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means

(a) the payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding,

(c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding,

(d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, or

(e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Retained Proceeds” means individually and collectively, (x) Extraordinary Receipts Proceeds and (y) Asset Sale Proceeds, collectively in excess of an aggregate of $1,000,000.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby any Loan Party or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Effective Date, include without limitation Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the Covered Regions of Ukraine as defined by Executive Order 14065).

“Sanctioned Person” means, at any time,

(a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and its Member States, Singapore, the United Kingdom, and any other jurisdiction applicable to any Loan Party,

(b) a Person that resides in, is organized in, or is located in, a Sanctioned Country or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through any such jurisdiction (each of the foregoing in this clause (b), a “Sanction Target”), or is otherwise controlled by, or is acting on behalf of, one or more Sanction Targets,

(c) the government of a Sanctioned Country or the Government of Venezuela,

(d) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or

(e) any Person that is fifty percent (50%) or more owned or controlled by any Person or Persons described in clauses (a) - (d).

“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union and its Member States, Singapore or the United Kingdom, or any other jurisdiction applicable to any Loan Party.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent, any Lender and any holder of Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Incident” has the meaning specified therefor in Section 6.01(v).

“Settlement Proceeds” has the meaning specified therefor in the definition of “Extraordinary Receipts.”

“Singapore Security Agreement” means a fixed and floating charge over all of the assets and undertakings of any Loan Party which is incorporated in Singapore, governed by the laws of Singapore, in form and substance satisfactory to the Collateral Agent, made by one or more Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Singapore Share Charge” means the charge over shares governed by the laws of Singapore, in form and substance satisfactory to the Collateral Agent, over all of the shares in any Loan Party which is incorporated in Singapore and owned by the Borrower, granted in favor of the Collateral Agent.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Deadline” has the meaning specified therefor in Section 2.07(a).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Reference Rate”.

“SOFR Notice” means written notice substantially in the form of Exhibit D.

“SOFR Option” has the meaning specified therefore in Section 2.07(a).

“Standard & Poor’s” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Subordinated Convertible Debentures” means (i) $5,969,325 in aggregate principal amount of convertible debentures issued by Holdings pursuant to that certain Securities Purchase Agreement, dated March 31, 2023, by and among Holdings and the purchasers identified on Schedule I thereto and (ii) $13,940,217 in aggregate principal amount of convertible debentures issued by Holdings pursuant to that certain Securities Purchase Agreement, dated May 18, 2023, by and among Holdings and the purchasers identified on Schedule I thereto, each of which is subject to the Subordination Agreements.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to the Obligations (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent, (b) [reserved], or (c) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent.

“Subordination Agreements” means those certain Subordination Agreements, dated as of March 31 and May 18, 2023, by and among the Prepetition Agent and the creditors listed on the signature pages thereto, respectively, and acknowledged by Holdings, in each case with respect to the Subordinated Convertible Debentures.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity

(a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or

(b) of which more than 50% of:

(i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person,

(ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or

(iii)  in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of Holdings unless the context expressly provides otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of tax, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.26161% (26.161 bps) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Testing Period” has the meaning set forth in the definition of “Permitted Variances.”

“Total Commitment” means the sum of the Lenders’ Commitments.

“Trademark Licenses” means all written licenses, written contracts or other written agreements, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark.

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, or acquired or used by any Grantor, all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all extensions or renewals thereof, together with all goodwill of the business symbolized by such marks.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, (b) the commencement and filing of the Chapter 11 Cases, and (c) the payment of fees and expenses in connection with the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“United States” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Variance Report” has the meaning specified therefor in Section 7.01(a)(vi).

“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01(d).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise,

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns,

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement,

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and

(f)   the phrases “permitted by” and “not prohibited by” or words of similar import shall be construed to have the same meaning and effect.

Section 1.03. Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, or by all Lenders, as applicable. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the other Secured Parties. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, and regardless of whether expressly stated in any other such Loan Document, the terms and conditions in this Agreement and all other Loan Documents shall in all cases be subject to the Disclosure Limitations and all covenants, representations and other obligations contained in the Loan Documents shall be read and interpreted in accordance with and after taking into account the limitations contain therein. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04. Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. In determining compliance with any incurrence or expenditure tests set forth in Section 7.01 and Section 7.02,

(i)  a “fixed amount” basket denominated in Dollars may be incurred in a currency other than Dollars or whether any threshold amount or eligibility requirement denominated in Dollars applies, such amount shall be determined by the Borrower in good faith based on the currency exchange rate determined at the time of such incurrence or becoming into existence (or, in the case of any revolving Indebtedness or any amount committed to be made, at the time it is first committed), or reasonably in advance of the incurrence thereof; provided that if any Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced,

(ii) all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the financial covenants) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Holdings for the applicable test period for which such measurement is being made (or, at the option of the Borrower, the average exchange rate with respect to the applicable currency over the applicable test period), and will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness, and

(iii)  the principal amount of Indebtedness outstanding will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

No Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Lien, Disposition, Restricted Payment or such other amount is incurred, made or determined. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction or other transaction meets the criteria of one or more of the categories of transactions then permitted pursuant to any clause or subsection of Section 7.02, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. Notwithstanding the foregoing,

(i)  with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied,

(ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and

(iii)  with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided, if by reason of Requirements of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any DIP Collateral is governed by the Uniform Commercial Code (or equivalent) as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. It is understood and agreed that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any DIP Collateral is governed by the Uniform Commercial Code (or similar or equivalent legislation) in a jurisdiction other than the State of New York or Singapore, then requirements, covenants, obligations and representation with respect to attachment, perfection or priority of such Liens and their access to remedies with respect thereto, shall be interpreted such that no Default or Event of Default would result by the Loan Parties not taking additional local law granting, perfection and registration steps not required by this Agreement or the other Loan Documents or the DIP Orders.

Section 1.05. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06. Obligation to Make Payments in Dollars. Subject to Section 1.09 below, all payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to,

(a) the continuation of, administration of, submission of, calculation of or any other matter related to the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent that any Lender extends the maturity date of, or exchanges, replaces, renews or refinances all or any portion of its then-existing Loans with loans incurred under a new or amended and restated facility or any similar transaction permitted by the terms of this Agreement, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender or similar settlement mechanism, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or in any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any similar requirement.

Section 1.10. [Reserved]

(a) [Reserved]

(b) [Reserved]

Section 1.11. UCC Terms. The following terms shall have the respective meanings provided for in the Uniform Commercial Code as in effect from time to time in the State of New York: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory notes”, “Record”, “Security Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

ARTICLE II

THE LOANS

Section 2.01. Commitments.

(a) Interim DIP Loan. Subject to the terms and conditions of this Agreement, and pursuant to and solely in accordance with the Budget, from time on and after the Effective Date and until the DIP Termination Date, each Lender agrees severally, and not jointly or jointly and severally, to make Interim DIP Loans to and for the account of the Borrower as provided herein, in an aggregate principal amount not to exceed the aggregate amount of such Lender’s Interim DIP Loan Commitment (subject to any limitations contained within the Interim DIP Order). The Interim DIP Loan Commitments shall be reduced by the amount of any Interim DIP Loan funded hereunder and any such reduced Interim DIP Loan Commitments shall be terminated immediately after the funding of such Interim DIP Loan; provided, that all unfunded Interim DIP Loan Commitments shall be terminated on the day prior to the DIP Termination Date. Once repaid, no part of the Interim DIP Loans may be reborrowed.

(b) Final DIP Loans. Subject to the terms and conditions of this Agreement, and pursuant to and solely in accordance with the Budget, from time to time on and after the Final DIP Closing Date, each Lender agrees severally, and not jointly or jointly and severally, to make Final DIP Loans to and for the account of the Borrower as provided herein, in an aggregate principal amount not to exceed the aggregate amount of such Lender’s Final DIP Loan Commitment (subject to any limitations contained within the Final DIP Order). The Final DIP Loan Commitments shall be reduced by the amount of any Final DIP Loan funded hereunder and any such reduced Final DIP Loan Commitments shall be terminated immediately after the funding of such Final DIP Loan; provided, that all unfunded Final DIP Loan Commitments shall be terminated on the day prior to the DIP Termination Date. Once repaid, no part of the Final DIP Loans may be reborrowed.

(c) Disbursement of Loans. Pending use in accordance with the Budget and subject to Section 7.01(l), all DIP Proceeds (including any intra-company transfers of such DIP Proceeds) shall be deposited into a Cash Management Account subject to the DIP Liens pursuant to the DIP Order and invested at all times by the applicable Loan Party in accordance with the Debtors’ “first day” pleadings governing cash management. Any such DIP Proceeds may only be used by the Borrower in accordance with the Budget.

Section 2.02. Making the Loans.

(a) The Borrower shall give the Administrative Agent notice (in writing, in substantially the form of Exhibit C hereto or such other form approved by the Administrative Agent (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date three (3) Business Days (or, in the case of the initial borrowing of Interim DIP Loans, one (1) Business Day) prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time); provided that, in the event that any Loan Party or any of its Subsidiaries receives any Retained Proceeds, no Notice of Borrowing shall become effective until such time as a Budget Update is delivered in accordance with Section 7.01(a)(v). Such Notice of Borrowing shall be irrevocable and shall specify:

(i) the principal amount of the proposed Loan;

(ii) [reserved];

(iii) whether the Loan is requested to be a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto;

(iv) the proposed borrowing date, which must be a Business Day; and

(v) the account information for the Borrower.

(b) If any notice does not include the type of loan, it shall be deemed a Reference Rate Loan. If a notice does not contain an Interest Period, the Loan shall be deemed to have an Interest Period of three months. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(c) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(d) All Loans under this Agreement shall be made by 12:00 noon on the date of the proposed Loan, by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment to the account of the Administrative Agent, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Upon receipt of all requested funds, the Administrative Agent shall wire such funds to the Borrower (or, in the case of the Loan to be made on the Effective Date, in accordance with the Disbursement Letter).

Section 2.03. Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b) The Obligations, including the outstanding unpaid principal amount of the Loans, all accrued and unpaid interest thereon, and all other amounts owing to the Agents and/or the Lenders under this Agreement, shall be due and payable on the DIP Termination Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.04. Interest.

(a) [Reserved].

(b) Loans. Subject to the terms of this Agreement, at the option of the Borrower, each Loan or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of any Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from, (i) with respect to the Interim DIP Loans, the date of the Interim DIP Order, and (ii) with respect to the Final DIP Loans, the date of the Final DIP Order, in each case, until such Loans are repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of any Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from, (i) with respect to the Interim DIP Loans, the date of the Interim DIP Order, (ii) with respect to the Final DIP Loans, the date of the Final DIP Order, in each case, until such Loans are repaid. In addition, any unfunded Commitments shall bear interest on the principal amount thereof from time to time outstanding from (i) with respect to the Interim DIP Commitments, the date of the Interim DIP Order, and (ii) with respect to the Final DIP Commitments, the date of the Final DIP Order, in each case, until such Commitments are funded or terminated, at the rate per annum applicable to SOFR Loans. For avoidance of doubt, all interest shall be paid in cash.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, (i) automatically upon the occurrence and during the continuance of an Event of Default or (ii) at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall automatically bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable on each Interest Payment Date and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable following written demand therefor. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days, including the first (1st) day but excluding the last day, elapsed.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.05. Prepayment of Loans.

(a) [Reserved].

(b) Optional Prepayment.

(i) [Reserved].

(ii) Loan. The Borrower may, at any time and from time to time, upon at least three (3) Business Days’ prior written notice (on or before 3:00 p.m.) to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its reasonable discretion), prepay the principal of the Loans, in whole or in part provided that such notice may provide that it is conditioned upon the consummation of financing or such other specified transaction, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of prepayment provided in such notice. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued and unpaid interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied to, first, accrued and unpaid interest on the Loans, second, the outstanding principal of the Loans, and, third, on a pro rata basis to the remaining Obligations, in each case, until repaid in full.

(iii) Termination of Agreement. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (on or before 3:00 p.m.) to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its reasonable discretion), terminate this Agreement; provided that such notice may provide that it is conditioned upon the consummation of financing or such other specified transaction, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations in full on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) [Reserved];

(ii) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any Disposition not in the ordinary course of business (including any Disposition pursuant to clauses (i) or (j) of the definition of “Permitted Disposition”) by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by the Loan Parties or its Subsidiaries in connection with such Disposition (such proceeds, the “Asset Sale Proceeds”). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrower shall promptly prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any Extraordinary Receipts, the Borrower shall promptly prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by the Loan Parties in connection therewith.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(ii), (c)(iii) and (c)(iv) above shall be applied to, first, accrued and unpaid interest on the Loans, second, outstanding principal of the Loans, and, third, on a pro rata basis to the remaining Obligations, in each case, until repaid in full. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08 and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, all accrued fees to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) [Reserved].

(h) Repatriation of Net Cash Proceeds. Notwithstanding any other provisions of this Section 2.05 to the contrary, to the extent that any of or all the Net Cash Proceeds in connection with a Disposition or the receipt of Extraordinary Receipts by a Subsidiary give rise to a prepayment pursuant to Section 2.05, and

(i) such Net Cash Proceeds are (x) prohibited by applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles) from being repatriated to a Loan Party or (y) solely in the case of non-wholly owned Subsidiaries, prohibited by applicable organizational or constitutive documents from being repatriated to a Loan Party or a wholly owned Subsidiary, or

(ii) the Borrower has determined in good faith that the use or distribution of any or all of such Net Cash Proceeds causes (A) a material adverse tax consequence to any Loan Party or its Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”) or (B) in the case of a Subsidiary organized in India, a material adverse regulatory consequence to such Subsidiary, then in each case of clauses (i) and (ii), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05 so long as such prohibition, restriction or material adverse tax or regulatory consequences so exists. In respect of all other Net Cash Proceeds, any Subsidiaries that are not Loan Parties shall repatriate such Net Cash Proceeds to a Loan Party (and such Loan Party shall prepay the Loans as may be required pursuant to this Section 2.05). In respect of such affected Net Cash Proceeds, the Loan Parties and their Subsidiaries shall use commercially reasonable efforts to promptly take such commercially reasonable actions required by the applicable local law, organizational or constitutive documents (including voting its Equity Interests to cause such distribution) or otherwise to permit (or, in the case of material adverse tax and regulatory consequences, to mitigate such consequences and/or cause such repatriation in a manner that does not trigger and/or mitigates such material adverse tax or regulatory consequences) and cause such repatriation, and if such repatriation of any of such affected Net Cash Proceeds is not prohibited under the applicable local law or organizational or constitutive documents or such adverse tax or regulatory consequences ceasing to be more than de minimis (or such repatriation may be achieved without triggering such material adverse tax or regulatory consequences), the amount of such Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) to the prepayment of the Loans pursuant to this Section 2.05 to the extent provided herein. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

Section 2.06. Fees.

(a) Closing Fee. The Borrower shall pay, in cash, to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares of such Commitments, a non-refundable closing fee equal to 4.00% of (x) the Interim DIP Loan Commitments, which shall be deemed fully earned, due and payable upon the entry of the Interim DIP Order (the “Initial DIP Closing Fee”), and (y) the Final DIP Loan Commitments, which shall be deemed fully earned, due and payable upon the entry of the Final DIP Order (the “Final DIP Closing Fee” and, together with the Initial DIP Closing Fee, the “Closing Fee”). The Closing Fee shall be paid to the Administrative Agent (for distribution to the Lenders) in cash on the date the Interim DIP Order is entered or the date the Final DIP Order is entered, as applicable, in each case, which at the option of each Lender may be netted from the proceeds of the Loan Parties’ borrowings in connection with the Interim DIP Order or Final DIP Order, as applicable.

(b) Agent Fee. The Borrower shall pay to the Administrative Agent a nonrefundable agent fee (the “Agent Fee”) of $100,000, which shall be deemed fully earned upon the entry of the Interim DIP Order, and shall be paid in cash to the Administrative Agent from the proceeds of the initial borrowing of the Interim DIP Loan Commitments.

(c) Audit and DIP Collateral Monitoring Fees. In that the Agents exercise their inspection rights pursuant to Section 7.01(f), the Borrower agrees to pay (i) $1,500 per day per examiner, plus the examiner’s reasonable and documented out-of-pocket costs and expenses, in each case, incurred in connection therewith, and (ii) the reasonable and documented cost of all visits, inspections, audits, physical counts, valuations, appraisals and/or examinations conducted by a third party on behalf of the Agents, in each case, in connection therewith; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Agents for more than (A) one (1) audit and inspection, (B) one (1) physical count or examination and (C) one (1) valuation or appraisal.

Section 2.07. SOFR Option.

(a) The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Adjusted Term SOFR (the “SOFR Option”) by notifying the Administrative Agent in writing prior to 11:00 a.m. (New York City time) at least three (3) U.S. Government Securities Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”). Notice of the Borrower’s election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a SOFR Notice prior to the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrower.

(b) Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrower properly have exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at the Adjusted Term SOFR and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than five SOFR Loans in effect at any given time, and (ii) only may exercise the SOFR Option for SOFR Loans of at least $500,000 and integral multiples of

$100,000 in excess thereof.

(d) The Borrower may prepay SOFR Loans at any time in accordance with terms of this Agreement; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of DIP Collateral in accordance with Section 4.03 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

Section 2.08. Funding Losses. In connection with each SOFR Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender as loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to the applicable Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent (including any successor Administrative Agent) shall deliver to the Borrower prior to the date on which Administrative Agent becomes “Administrative Agent” under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), (i) executed copies of IRS Form W-9 certifying that the Administrative Agent is a U.S. Person and is exempt from U.S. federal backup withholding tax or (ii) IRS Form W-8IMY evidencing that it is either a “qualified intermediary” or a “U.S. branch,” together with its agreement to assume primary withholding responsibility for purposes of Chapters 3 and 4 of the Internal Revenue Code and primary Form 1099 reporting and backup withholding responsibility, with respect to all payments made to it hereunder for the benefit of Lenders.

Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.10. Increased Costs and Reduced Return.

(a) If any Change in Law shall

(i) subject a Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto,

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, a Secured Party, or

(iii) impose on a Secured Party any other condition, cost or expense (other than Taxes) regarding this Agreement or any Loan, and

(iv) the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Change in Law either

(i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or

(ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, following demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is fifteen (15) Business Days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11. Changes in Law; Impracticability or Illegality.

(a) The SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR or the Term SOFR may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the Adjusted Term SOFR. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and the method for determining the amount of such adjustment, or (ii) repay the SOFR Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Adjusted Term SOFR, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the SOFR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.12. Mitigation Obligations.

(a) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 or Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with clause (a)  of this Section 2.12, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.10) and obligations under this Agreement (including any premium, interest and any other additional amount owed with respect to the Loans held by such Lender as if such Loans were voluntarily prepaid as the date of such assignment) and the related Loan Documents to an assignee that is acceptable to the Borrower and that shall assume such obligations.

Section 2.13. Tax Matters. The Loan Parties, the Agents and Lenders agree:

(a) that the Loans are intended to be debt for U.S. federal income Tax purposes,

(b) that the Loans are not intended to be governed by the rules set out in Treasury Regulations Section 1.1275-4,

(c) [reserved];

(d) not to file any Tax return, report or declaration inconsistent with the foregoing, unless required by applicable law.

The inclusion of this Section 2.13 is not an admission by any Lender that it is subject to United States taxation.

Section 2.14. [Reserved].

Section 2.15. Inability to Determine Rates. Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders reasonably determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Reference Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i)  the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Reference Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.08. Subject to Section 2.16, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Reference Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Reference Rate” until the Administrative Agent revokes such determination.

Section 2.16. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No swap agreement shall constitute a “Loan Document” for purposes of this Section 2.16).

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Reference Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Reference Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS

Section 4.01. Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in Dollars and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day may, in Administrative Agent’s sole discretion, be deemed received and deemed to have been received on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Loan Account of the Borrower shall be deemed an Obligation. All computations of fees shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error. For the avoidance of doubt, no date of payment shall be included in any computation.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02. Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that:

(a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of

(i) the amount of such Lender’s required repayment; to

(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered; and

(b) the provisions of this Section shall not be construed to apply to:

(i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement); or

(ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03. Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than to fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all proceeds of the DIP Collateral, subject to the provisions of this Agreement, as follows:

(i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due (other than interest or principal of the Loan) and payable to the Agents until paid in full;

(ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full;

(iii) third, ratably to pay interest then due and payable in respect of the Loans until paid in full;

(iv) fourth, ratably to pay principal of the Loans until paid in full;

(v) fifth, ratably to pay the other Obligations then due and payable to the Lenders until paid in full; and

(vi) sixth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b), “paid in full” means payment (whether (i) in cash or (ii) as a result of a credit bid of all outstanding Obligations (other than Contingent Indemnity Obligations) pursuant to a sale described in clause (vii) of the definition of “DIP Termination Date”) of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.

Section 4.04. No Discharge; Survival of Claims. Until the date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full and the Commitments of the Lenders are terminated, each of the Borrower and the Guarantors agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case (and each of the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b)  the DIP Superpriority Claims and the DIP Liens granted to the Collateral Agent pursuant to the DIP Orders and described in Section 4.08 shall not be affected in any manner by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case, and such claims and Liens shall be paid in full by any such plan in each case, unless otherwise agreed by the Administrative Agent, including with respect to the assumption of the underlying Obligations by any purchaser of the Debtors’ assets.

Section 4.05. Super Priority Nature of Obligations and Lenders’ DIP Liens. Subject in all respects to the Carve Out, the priority of the Secured Parties’ DIP Liens on the DIP Collateral owned by the Loan Parties shall be set forth in the DIP Orders.

(a) Subject in all respects to the Carve Out, all Obligations shall constitute DIP Superpriority Claims.

(b) Subject in all respects to the Carve Out, upon entry of the Interim DIP Order, the DIP Liens granted to the Collateral Agent for the benefit of the Lenders on the DIP Collateral shall be valid and automatically perfected and with the priority as set forth in the DIP Orders.

(c) Subject in all respects to the Carve Out, except as set forth herein or the DIP Orders, the Debtors shall not seek approval of any other claim having a priority superior or pari passu to that granted to the Collateral Agent and Lenders by the DIP Orders while any Obligations remain outstanding.

Section 4.06. Release. The Borrower and each of the Guarantors hereby acknowledges effective upon entry of the Interim DIP Order, and subject to the terms thereof and of the Final DIP Order, that the Borrower, the Guarantors and any of their Subsidiaries have no defense, counterclaim, offset, recoupment, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower’s, the Guarantors’ or any Subsidiaries’ liability to repay the Administrative Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Administrative Agent or any Lender in their respective capacities as such. Upon entry of the Interim DIP Order, the Borrower and the Guarantors, each in their own right and on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Administrative Agent and the Lenders in their respective capacities as such and all of the Administrative Agent’s and the Lenders’ respective officers, directors, servants, agents, advisors, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them of and from any and all actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, in each case, existing at the time of entry of the Interim DIP Order, whether in law, equity or otherwise (including, without limitation, any so-called “lender liability” or equitable subordination or recharacterization claims or defenses and those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional costs, and incidental, consequential and punitive damages payable to third parties), directly or indirectly arising out of, connected with or relating to this Agreement, the DIP Orders and the transactions (including, for avoidance of doubt, the Transactions) contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Notwithstanding anything herein to the contrary, the Borrower and Guarantors shall not have any obligation to indemnify or hold harmless any Administrative Agent or any Lender hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of such Administrative Agent or Lender, as applicable, as finally determined by a court of competent jurisdiction.

Section 4.07. Waiver of Certain Rights.

(a) Subject in all respects to the Carve Out, on and after the Effective Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, the Borrower and the other Loan Parties hereby irrevocably waive any right, pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the DIP Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

(b) Subject in all respects to the Carve Out, upon entry of the Final DIP Order, in no event shall the Agents, the Lenders, the Prepetition Agents or the Prepetition Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral, as applicable, and all proceeds thereof shall be received and applied pursuant to the DIP Orders, the Loan Documents and the Prepetition Loan Documents, as applicable, notwithstanding any other agreement or provision to the contrary.

(c) Subject in all respects to the Carve Out, upon entry of the Final DIP Order, the Debtors (on behalf of themselves and their estates) shall irrevocably waive, and shall be prohibited from asserting in the Chapter 11 Cases or any successor cases, (i) any surcharge claim under sections 105(a) or 506(c) of the Bankruptcy Code for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the Administrative Agent, the Lenders, the Prepetition Agents or the Prepetition Lenders upon the DIP Collateral or the Prepetition Collateral, and (ii) the Agents, the Lenders, the Prepetition Agents and the Prepetition Lenders, shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Agents, the Lenders, the Prepetition Agents and the Prepetition Lenders with respect to proceeds, product, offspring or profits of any of the Prepetition Collateral or DIP Collateral.

Section 4.08. Grant of Security; Security for Obligations; Debtors Remain Liable.

(a) Pursuant to the DIP Orders, and subject in all respects to the Carve Out, as collateral security for the payment, performance and observance of all of the Obligations, each Grantor hereby pledges and collaterally assigns to the Collateral Agent (and its agents and designees), and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all personal property and Fixtures of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as “DIP Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (whether tangible or electronic);

(iii) all Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described in Schedule 4.08 hereto;

(iv) all securities accounts, all deposit accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of any Agent or any Lender or any affiliate, representative, agent or participant of any Agent or any Lender;

(v) all Documents;

(vi) all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(vii) all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(viii) all Instruments (including, without limitation, Promissory notes);

(ix) all Investment Property;

(x) all Letter-of-Credit Rights;

(xi) all Pledged Securities;

(xii) all Supporting Obligations;

(xiii) all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 4.08 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.08 hereof or are otherwise necessary or helpful in the collection or realization thereof;

(xiv) all present and future claims or causes of action, including avoidance actions or proceeds thereof under, inter alia, Sections 542, 544, 545, 547, 548, 549, 550, 552 and 553 of the Bankruptcy Code, subject to entry of the Final DIP Order; and

(xv) all proceeds, products and accessions with respect to any of the foregoing DIP Collateral.

In each case, howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise), except for (i) any lease, license or other agreement or any goods or other property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case not prohibited by this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Subsidiaries (or any Affiliate thereof)), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof, and (ii) “intent- to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but only to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing therefrom under applicable federal law (clauses (i) through (iii), collectively, the “Excluded Property”). Notwithstanding anything herein to the contrary, and subject to the terms of the DIP Orders, in no event shall the DIP Collateral include (nor shall any defined term used therein include), and no Debtor shall be deemed to have granted a security interest in, any of such Debtor’s rights or interests in any Excluded Property.

(b) The DIP Orders grant DIP Liens with respect to the DIP Collateral, and the DIP Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. It is the intention of the parties that if the Collateral Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, the provisions of this Agreement and/or the other Loan Documents, together with the DIP Orders, all financing statements and other public financing relating to Liens filed or recorded by the Agents against the Loan Parties and, with respect to all Loan Parties, the DIP Orders and any other order entered by the Bankruptcy Court to secure the Obligations, would be sufficient to create a perfected first priority DIP Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the DIP Collateral.

(c) Anything contained herein to the contrary notwithstanding, (a) each Debtor shall remain liable under any contracts and agreements included in the DIP Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by an Agent of any of its rights hereunder or under any other Loan Document shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the DIP Collateral unless the applicable Agent has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations, and (c) the Agents shall not have any obligation or liability under any contracts, licenses, and agreements included in the DIP Collateral by reason of this Agreement, nor shall the Agents be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless the such Agent has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations.

In the event of any inconsistency or conflict between this Section 4.08 and the DIP Orders that cannot be resolved, the terms and provisions of the DIP Orders shall control and govern.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01. Conditions Precedent to the Closing of the DIP Facility. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent have been satisfied in a manner satisfactory to the Agents or waived by the Agents:

(a) Payment of Fees, Etc. The Borrower shall have paid (or caused to be paid) in cash (or taken as original issue discount at the option of each Lender), on or before the Effective Date all fees, costs and expenses then payable pursuant to Section 2.06 and Section 12.04 (or shall have delivered evidence that such fees, costs and expenses will be caused to be paid substantially concurrently with or promptly following the Effective Date and the funding of Loans).

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct:

(i) The representations and warranties contained in Article VI and in each other Loan Document delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date);

(ii) No Default or Event of Default shall have occurred and be continuing on the Effective Date or would immediately result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms; and

(iii) Since December 31, 2022, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(c) [Reserved].

(d) Delivery of Documents. The Agents shall have received on or before the Effective Date, each of the following, each in form and substance reasonably satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) duly executed copies of (1) this Agreement by each Debtor, each Lender and each Agent and (2) each of the other Loan Documents by each Lender party thereto, each Debtor party thereto, each Agent party thereto, and each of the other parties thereto;

(ii) [reserved];

(iii) [reserved];

(iv) the results of searches for UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens) and drafts of appropriate financing statements on Form UCC 1 (or other appropriate forms) as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests granted hereunder or in accordance with the DIP Orders, in form and substance satisfactory to Administrative Agent;

(v) the Disbursement Letter;

(vi) the Intercompany Subordination Agreement;

(vii) a letter of authorization from Near Intelligence Pte. Ltd. to Singapore law counsel to the Collateral Agent, authorizing it to register the particulars of charge in respect of this Agreement any other Collateral Document to which it is a party with the Accounting and Corporate Regulatory Authority of Singapore;

(viii) [reserved];

(ix) the management rights letter, dated as of the date hereof, among the Loan Parties and the Agents (as amended, amended and restated, supplemented or otherwise modified from time to time, the “VCOC Management Rights Agreement”);

(x) a certificate of an Authorized Officer of each Loan Party, certifying:

(A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, a true and complete copy of the charter, certificate of formation, certificate of limited partnership, certificate of incorporation, articles of association, memorandum of association, constitution or other equivalent publicly filed organizational document of each Loan Party and where applicable and customary market practice, certified as of a recent date not more than thirty (30) days prior to the Effective Date by an appropriate official of the jurisdiction of organization or formation, as applicable, of such Loan Party),

(B) as to a copy of the resolutions or written consents of (x) the Board of Directors of such Loan Party and (y) the holders of the Equity Interests of such Loan Party incorporated in Singapore (and any other jurisdiction that requires it):

(1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and

(2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, and

(C) the names and true specimen signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith,

(xi) a certificate of the chief financial officer (or other financial officer performing similar functions) of the Borrower as to the matters set forth in Section 5.01(b);

(xii) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than thirty (30) days prior to the Effective Date as to the good standing of such Loan Party in such jurisdictions (in each case, to the extent such concept is applicable in the applicable jurisdiction),

(xiii) an opinion of Singapore counsel to the Administrative Agent, as to such matters as the Administrative Agent may reasonably request; and

(xiv) evidence of the insurance coverage required by Section 7.01(h).

(e) [Reserved].

(f) Approvals. Other than as a result of or in connection with the Chapter 11 Cases, all governmental and third party consents and approvals reasonably necessary to be obtained by the Debtors in connection with the DIP Facility, if any, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) or permitted pursuant to the DIP Orders, as applicable, and shall remain in effect.

(g) Budget. The Administrative Agent and Lenders shall have received the Initial Budget in form and substance reasonably satisfactory to the Administrative Agent.

(h) Security Interests. Subject to the entry of the Interim DIP Order and the terms therein, the Administrative Agent, for the benefit of the Lenders, shall have a valid and perfected DIP Lien on and security interest in the DIP Collateral of the Debtors on the basis and with the priority set forth in the DIP Orders.

(i) Litigation. Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed in writing to the Administrative Agent prior to the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to materially adversely affect the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

(j) First Day Motions. The Administrative Agent shall have received, all first day motions, including those related to the DIP Facility and any motion to sell any of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code (the “Sale Motion”), filed by the Debtors and related orders entered by the Bankruptcy Court in the Chapter 11 Cases, including, without limitation, the bid procedures for selling any of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code (the “Bid Procedures”) accompanying the Sale Motion, all of which shall be in form and substance satisfactory to the Administrative Agent;

(k) Asset Purchase Agreement. A stalking horse credit bid asset purchase agreement for the sale of all or substantially all of the assets of the Debtors (the “Asset Purchase Agreement”) to an acquisition entity formed by the Lenders shall be in a form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

(l) Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order within three (3) Business Days following the Petition Date, in form and substance satisfactory to the Administrative Agent, which Interim DIP Order shall include, without limitation, copies of the DIP Facility and the Initial Budget as exhibits thereto, entered on notice to such parties as may be satisfactory to the Administrative Agent, (i) authorizing and approving the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of the superpriority claim status, security interests and priming liens, and the payment of all fees, referred to herein and therein; (ii) authorizing the lifting or modification of the Automatic Stay to permit the Borrower and the Guarantors to perform their obligations, and the Lenders to exercise their rights and remedies, with respect to the DIP Facility; (iii) authorizing the use of cash collateral and providing for adequate protection in favor of the Prepetition Agents and Prepetition Lenders, as and to the extent provided herein and therein; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the Administrative Agent and the Debtors, in their respective discretion in each case, which Interim DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent.

(m) Restraints. Other than the DIP Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the Administrative Agent at the direction of the Lenders of its rights as a secured party with respect to the DIP Collateral.

(n) KYC; USA PATRIOT Act. The Administrative Agent and the Lenders shall have received, at least three (3) days prior to the Effective Date (or such shorter period agreed to by the Administrative Agent or such Lender), all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws to the extent requested by the Administrative Agent or any Lender at prior to the Effective Date. If the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements prior to the Effective Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Effective Date (or such shorter period agreed to by the Administrative Agent or such Lender), the beneficial ownership certification in relation to the Borrower. The Agents and the Lenders each acknowledge and agree that the condition set forth in this clause (n) has been satisfied as of the Petition Date.

For purposes of determining whether the Effective Date has occurred, each Agent and each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, Collateral Agent or such Lender, as the case may be

Section 5.02. Conditions Precedent to Extensions of Loans. The Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, the obligation of the Lenders to make any Loan hereunder shall be further subject to the satisfaction of each of the following conditions immediately prior to or contemporaneously with each such Loan, unless waived in writing by the Administrative Agent (each a “DIP Loan Funding Date”):

(a) a Notice of Borrowing relating to the Interim DIP Loans or the Final DIP Loans, as applicable, in accordance with Section 2.02(a), which shall be in accordance with the Initial Budget or then applicable Budget Update, as applicable;

(b) the representations and warranties set forth in Article IV and in each of the other Loan Documents are true and correct in all material respects on the date of and after giving effect to the making of the Loans, and any representation and warranty that is qualified by references to materiality or Material Adverse Effect or similar term or qualification, shall be true and correct in all respects;

(c) at the time of and immediately after giving effect to any Loans, no Default or Event of Default shall then have occurred and be continuing;

(d) with respect to the Loans made on and after the date of the Final DIP Order, the Bankruptcy Court shall have entered the Final DIP Order within 30 calendar days following the Petition Date (subject to the availability of the Bankruptcy Court to conduct the final hearing on the DIP Facility), in form and substance satisfactory to the Administrative Agent, which Final DIP Order shall include, a Budget Update, as necessary, as an exhibit thereto, entered on notice to such parties as may be satisfactory to the Administrative Agent and otherwise as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules of the Bankruptcy Court, (i) authorizing and approving, on a final basis, the DIP Facility and the transactions contemplated hereby, including, without limitation, the granting of the superpriority claim status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) authorizing, on a final basis, the lifting or modification of the Automatic Stay to permit the Borrower and the Guarantors to perform their obligations, and the Lenders to exercise their rights and remedies, with respect to the DIP Facility as provided in the Final DIP Order; (iii) authorizing, on a final basis, the use of cash collateral and providing for adequate protection in favor of the Prepetition Agents and Prepetition Lenders as provided in the Final DIP Order; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the Administrative Agent and the Debtors, in their respective discretion, in each case, which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent;

(e) the making of the Loans shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;

(f) the making of the Loans shall be authorized pursuant to the then applicable DIP Order; and

(g) other than the DIP Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the Administrative Agent of its rights as a secured party with respect to the DIP Collateral;

(h) since the Petition Date there shall not have occurred an event that would result in a Material Adverse Effect;

(i) other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed to the Administrative Agent prior to the Petition Date on Schedule 5.02(i), there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby; and

(j) the Loan Parties shall be in compliance in all material respects with the applicable DIP Order.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties (as to itself and each of the Loan Parties) as follows:

(a) Organization, Good Standing, Etc. Each Loan Party:

(i) is a corporation, limited liability company or limited partnership duly organized, incorporated or established, validly existing and in good standing under the laws of the state or jurisdiction of its organization, incorporation or establishment (to the extent such concept is applicable in such jurisdiction),

(ii) subject to entry by the Bankruptcy Court of the applicable DIP Orders, has all requisite power and authority (x) to conduct its business as now conducted and as presently contemplated in all material respects and (y) in the case of the Borrower, to make the borrowings hereunder, and (z) to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and

(iii) subject to entry by the Bankruptcy Court of the applicable DIP Orders, is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. Subject to entry by the Bankruptcy Court of the applicable DIP Orders, the execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party,

(i) have been duly authorized by all necessary action,

(ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, except in the case of clauses (B) and (C), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect,

(iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and

(iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. Subject to entry by the Bankruptcy Court of the applicable DIP Orders, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except for (i) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect, (ii) those other approvals, consents, exemptions, authorizations, actions or notices contemplated by the Loan Documents, including (x) the payment of stamp duties in relation to the Singapore Security Agreement and Singapore Share Charge and (y) the registration of any charges created by the Singapore Security Agreement and this Agreement.

(d) Enforceability of Loan Documents. Subject to entry by the Bankruptcy Court of the applicable DIP Orders and the terms therein, this Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of each Subsidiary of the Borrower and the issued and outstanding Equity Interests of each Subsidiary of the Borrower are as set forth on Schedule 6.01(e). To the extent such concept is applicable to the Borrower or such Subsidiary, all of the issued and outstanding shares of Equity Interests of the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Borrower are owned by Borrower free and clear of all Liens (other than Permitted Liens). Except as described on Schedule 6.01(e), as of the Effective Date there are no outstanding debt or equity securities or other outstanding obligations of the Borrower or any of its Subsidiaries, in each case, convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any Equity Interests of the Borrower or any of its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party or any of its Subsidiaries, threatened action, suit or proceeding affecting any Loan Party or any of its Subsidiaries or any of their properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) No Material Adverse Effect. Since the Petition Date, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law. No Loan Party or any of its Subsidiaries is in violation of (i) any Requirement of Law except in such instances in which such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and as notified to the Administrative Agent or (ii) the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(i) ERISA. Except as set forth on Schedule 6.01(i),

(i) each Loan Party and each of its Subsidiaries and each Employee Plan is in compliance with all Requirements of Law in all material respects, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010,

(ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan,

(iii) the most recent annual report (Form 5500 Series) with respect to each Pension Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Pension Plan, and since the date of such report, there has been no material adverse change in such funding status,

(iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, and

(v) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code.

No Loan Party or any of their Subsidiaries or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party or any of their Subsidiaries, threatened (in writing) claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of their Subsidiaries or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of their Subsidiaries or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their Subsidiaries or any of its ERISA Affiliates or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment.

(j) Taxes, Etc. (i) All federal, foreign, state, local, income and other material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party or any of their Subsidiaries have been timely filed and (ii) except for taxes not required to be paid pursuant to the DIP Orders or other “first day” orders, all federal, foreign, state, local, income and other material Taxes imposed upon any Loan Party or any of their Subsidiaries or any property of any Loan Party or any of their Subsidiaries which have become due and payable on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP; provided such statements have been delivered to Administrative Agent.

(k) Regulations T, U and X. No Loan Party or any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X), and no proceeds of any Loan will be used, directly or knowingly indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, Regulation U and Regulation X.

(l) Nature of Business. No Loan Party or any of their Subsidiaries is engaged in any business other than as set forth on Schedule 6.01(l).

(m) Adverse Agreements, Etc. Except for the Mobilefuse Litigation, no Debtor or any of their Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party and each of its Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. To each Loan Party’s and each of its Subsidiaries knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect.

(o) Properties. Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except (i) Permitted Liens and (ii) for such defects in title that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p) Employee and Labor Matters. Except as set forth on Schedule 6.01(p) or (in the case of clauses (ii) and (v)) as notified to the Administrative Agent in writing prior to the Petition Date,

(i) each Loan Party and each of its Subsidiaries is in compliance in all material respects with all Requirements of Law relating to employment, labor and fair employment practices, including but not limited to all Requirements of Law relating to hiring, discharge or terms and conditions of employment, wages, hours, compensation matters, meal and break periods, employee classification, privacy, paid sick leave, whistleblowing, discrimination, sexual harassment, civil rights and equal employment opportunity, pay equity, background checks, drug testing, salary history inquiries, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt under applicable wage and hour laws), disability rights or benefits, immigration (including work visas, employment authorization, and the Immigration Reform and Control Act), unemployment insurance, occupational safety and health, workers’ compensation and the collection and payment of withholding Tax, social security Tax and similar Tax.

(ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement or other contract with any labor union, labor organization, or works council, nor has any labor union, other labor organization or works council been recognized as the representative of the employees of any Loan Party of Subsidiary,

(iii) [reserved],

(iv) there has been no strike, slowdown, work stoppage, lockout, picketing or other labor dispute or unfair labor practice charge pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened against any Loan Party or any Subsidiary, except as would not reasonably be expected to result in a Material Adverse Effect, and

(v) to the best knowledge of each Loan Party and each of its Subsidiaries, no union, other labor organization, works council or other group of employees has made a demand for recognition or certification, and there are no representation or certification proceedings, petitions or elections seeking collective employee representation or a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Requirement of Law, which remains unpaid or unsatisfied. All payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary.

(q) Environmental Matters. Except (x) as set forth on Schedule 6.01(q) hereto and (y) with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

(i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law,

(ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses;

(iii) there has been no Release or threatened Release of Hazardous Materials on, in, at, under or from any properties currently or, to the knowledge of each Loan Party and each of its Subsidiaries, formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, any of its Subsidiaries or any respective predecessors in interest;

(iv) there are no pending or, to the knowledge of each Loan Party, threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest; and

(v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action.

(r) Insurance. Each Loan Party and each of its Subsidiaries maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by each Loan Party and each Subsidiary on the Effective Date.

(s) Use of Proceeds. The proceeds of the Loans shall be and used in accordance with the Budget and, subject to the terms and conditions of this Agreement, the “first day” orders (solely to the extent permitted under the Budget) and the DIP Orders to (i) provide working capital and for other general corporate purposes of the Loan Parties and their Subsidiaries, (ii) fund the costs of the administration of the Chapter 11 Cases (including professional fees and expenses) and the section 363 sale, (iii) fund wind-down costs of the Loan Parties and (iv) make any other payments consistent with the Budget.

(t) DIP Orders. As of the date of each borrowing of Loans hereunder, the Loan Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (from and after the date the Final DIP Order is entered), as applicable, is in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent.

(u) Intellectual Property. Each Loan Party and each of their Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party and each of their Subsidiaries; (ii) [reserved], and (iii) each material Intellectual Property contract to which each Loan Party and each of their Subsidiaries is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party and each of their Subsidiaries, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(v) Data Privacy and Security. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders or any transfers deemed a “sale” under applicable laws) or other processing of any “personal data,” “personal information,” “personally identifiable information,” or similar term under applicable laws (“Personal Information”), the Loan Parties and each of its Subsidiaries are and, in the preceding three years have complied in all material respects with (i) the laws applicable to the Loan Parties relating to the privacy, security, or processing of Personal Information (“Privacy Laws”), (ii) the Loan Parties’ and each of its Subsidiaries internal and external privacy policies, (iii) contractual obligations to which the Loan Parties or any of their Subsidiaries are bound and applicable codes of conduct to which the Loan Parties or any of their Subsidiaries are a party (each of clauses (i) through (iii) a “Privacy Requirement”). To the extent required by applicable Privacy Requirements, the Loan Parties and each of its Subsidiaries have responded to individual rights requests and have done so in the time required by applicable Privacy Laws. The Loan Parties and their respective Subsidiaries have reasonable and appropriate physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information processed by them or on their behalf from and against unauthorized, unlawful or accidental access, use, disclosure or other processing (a “Security Incident”). Except as set forth on Schedule 6.01(v), the Loan Parties and each of its Subsidiaries have not experienced any material Security Incidents, nor have they been the subject of any notice, claim, complaint, inquiry, investigation or enforcement action with respect to a Security Incident or compliance with any Privacy Requirements.

(w) Material Contracts. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party and each of their Subsidiaries, describing the parties and any amendments or modifications thereto. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Effective Date each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party and each of their Subsidiaries that is a party thereto and, to the best knowledge of such Loan Party and each of their Subsidiaries, all other parties thereto in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (ii) has not been otherwise amended or modified and (iii) is not in default due to the action of any Loan Party or any of its Subsidiaries or, to the best knowledge of any Loan Party or any of its Subsidiaries, any other party thereto.

(x) Investment Company Act. None of the Loan Parties or their Subsidiaries is (i)  an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable (other than the Chapter 11 Cases).

(y) Customers and Suppliers. Except as would not reasonably be expected to result in a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party or any of their Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or any of their Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or any of their Subsidiaries, or (ii) any Loan Party or any of their Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party or any of their Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or any of their Subsidiaries; and to the knowledge of any Loan Party or any of their Subsidiaries, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(z) Chapter 11 Cases. The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents and the DIP Orders, and (ii) the hearing for the entry of the DIP Orders.

(aa) [reserved].

(bb) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any of their Subsidiaries, any of their respective directors or officers, nor to the knowledge of any Loan Party, any of their respective employees, shareholders or owners, or agents,

(i) is a Sanctioned Person or is in violation of any Sanctions,

(ii) has assets located in a Sanctioned Country,

(iii) conducts any transactions or dealings with or for the benefit of any Sanctioned Person,

(iv) directly or knowingly indirectly derives revenues from investments in, or transactions with, Sanctioned Persons,

(v) is a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or

(vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

Each Loan Party and each of their Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance or no violation by each Loan Party and each of their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws. Each Loan Party and each Subsidiary is, and has been throughout the past five years, in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party and each of their Subsidiaries, and each Affiliate, officer, employee or director acting on behalf of any Loan Party or any Subsidiary is (and is taking no action that would result in any such Person not being) in compliance with (A) Sanctions, (B) all applicable export and import restrictions imposed by the United States, the United Nations, the European Unions and its Member States, the United Kingdom, Singapore and any other jurisdiction applicable to any Loan Party or any Subsidiary and (C) all applicable provisions of the USA PATRIOT Act.

(cc) Anti-Bribery and Corruption.

(i) Neither any Loan Party, nor any of their Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any Subsidiary, any agent or any other Person acting on behalf of any Loan Party or any of their Subsidiaries, has offered, promised, paid, solicited, received, given or authorized the unlawful or improper payment or unlawful or improper giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority in connection with the business of any Loan Party or any of their Subsidiaries, or otherwise engaged in any activity that may violate any Anti- Corruption Law.

(ii) Neither any Loan Party, nor any of their Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any Subsidiary, any agent or any other Person acting on behalf of any Loan Party, has violated any Anti-Corruption Laws or engaged in any activity that would breach any Anti-Corruption Laws.

(iii) To the best of each Loan Party’s and each of their Subsidiary’s knowledge and belief, there is no pending or threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(iv) The Loan Parties and each of their Subsidiaries will not directly or knowingly indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Corruption Laws in any material respect.

(dd) Full Disclosure.

(i) Each Loan Party and each of their Subsidiaries has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made (after giving effect to all supplements and updated thereto), not misleading in light of the circumstances at such time.

(ii) Any projections or other forward-looking information delivered hereunder (collectively, “Projections”) has been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties and each of their Subsidiaries to be reasonable at the time such Projections were prepared and information believed by the Loan Parties and each of their Subsidiaries to have been accurate based upon the information available to the Loan Parties and each of their Subsidiaries at the time such Projections were furnished to the Lenders, and Borrower is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) such Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ or each of their Subsidiaries’ control, (B) actual results may differ materially from such Projections and such variations may be material and (C) such Projections are not a guarantee of performance.

(ee) Material Adverse Change. Since the Petition Date, there has occurred no event which would reasonably be expected to result in a Material Adverse Effect.

(ff) Cash Management Accounts.

(i) Schedule 8.01 lists all banks and other financial institutions at which any Loan Party or any of its Subsidiaries maintains deposit or other accounts as of the Effective Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by the Administrative Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(ii) The DIP Orders grant the Administrative Agent, for the benefit of the Secured Parties, “control” (as such term is used in the UCC) over all Cash Management Accounts maintained by the Loan Parties.

(gg) Investment Property. (a) Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests constituting Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests of the Pledged Issuers, respectively, owned by any Grantor, in each case, of the respective issuers thereof indicated on such Schedule as of the Effective Date. Schedule 2 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor as of the Effective Date, and all of such Pledged Debt Securities and Pledged Notes, have been, in the case of those issued by Affiliates of such Grantor have been, duly authorized, authenticated, issued, and delivered and (x) are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and (y) are not in default in any material respect. As of the Effective Date, Schedule 2 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts of the Grantors. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any Lien on, any such Securities Account, or Deposit Account or any securities, or other property credited thereto, except for Permitted Liens.

(hh) Collateral Matters. The Collateral Documents delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the DIP Collateral described therein and when (i) financing statements and other filings in the appropriate form are filed or registered with the Accounting and Corporate Regulatory Authority of Singapore or any other relevant governmental authority in the applicable jurisdictions, (ii) upon the taking of possession or control by the Collateral Agent of such DIP Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Collateral Documents) or (iii) upon the giving of notices where applicable to the relevant parties, the Liens created by the Collateral Documents shall constitute perfected first priority Liens of the type contemplated by the Collateral Documents.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01. Affirmative Covenants. So long as the DIP Termination Date has not occurred, each Loan Party will (and will cause each of its Subsidiaries), unless the Required Lenders shall otherwise consent in writing, to:

(a) Reporting Requirements. Furnish to the Administrative Agent (for further distribution by the Administrative Agent to each Lender) :

(i) as soon as available, and in any event within thirty (30) days after the end of each fiscal month of Holdings and its Subsidiaries (or, in the case of the fiscal months ended on or about (x) September 30, 2023 and (x) October 31, 2023, on or prior to December 15, 2023), commencing with the fiscal month ended on or about September 30, 2023, (x) internally prepared consolidated balance sheets, statements of operations and statements of cash flows (which shall include an accounts payable aging and an accounts receivables aging schedules, each acceptable to the Administrative Agent) and such other items as may be agreed by the Administrative Agent and Borrower as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of Holdings as fairly presenting, in all material respects, the financial position of Holdings and its Subsidiaries as at the end of such fiscal month and the statements of operations and statement of cash flows of Holdings and such other items as may be agreed by the Administrative Agent and Borrower, in each case, of Holdings and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP in all material respects applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (y) a report of key performance indicators as mutually agreed between the Administrative Agent and the Borrower;

(ii) as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of Holdings and its Subsidiaries commencing with the first fiscal quarter of Holdings and its Subsidiaries ending after the Effective Date, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of Holdings and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of Holdings as fairly presenting, in all material respects, the financial position of Holdings and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of Holdings and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP in all material respects applied in a manner consistent with that of the most recent audited financial statements of Holdings and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii) [Reserved];

(iv) simultaneously with the delivery of the financial statements of Holdings and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a Compliance Certificate, signed by an Authorized Officer of the Borrower:

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Holdings and its Subsidiaries during the period covered by such financial statements with a view to determining whether Holdings and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which Holdings and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of Holdings and its Subsidiaries required by clause (ii) of this Section 7.01(a), including a discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for the portion of the Fiscal Year then elapsed, and

(C) in the case of the delivery of the financial statements of Holdings and its Subsidiaries required by clause (ii) of this Section 7.01(a), attaching a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of their Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01 to the extent such insurance information and coverage differs from the information previously provided;

(v) by not later than 5:00 p.m. Eastern Time on the earlier of (i) each fourth Thursday after the Petition Date and (ii) the date that is three (3) Business Days following receipt by any Loan Party or any of its Subsidiaries of any Retained Proceeds, an updated Budget (each, a “Budget Update”), in form and substance reasonably satisfactory to the Administrative Agent, for the subsequent 13 week period; provided that no Budget Update shall supplement or replace the then existing Budget until the Administrative Agent has approved of such Budget Update by notice thereof in writing (which may be delivered by electronic mail) to the Borrower; provided, however that such Budget Update shall be deemed to have been approved by the Administrative Agent in writing unless the Administrative Agent has objected thereto in writing (which may be delivered by electronic mail) to the Borrower within three (3) Business Days after receipt thereof by the Administrative Agent, and if so approved (or deemed approved), then such Budget Update shall replace the then existing Budget, and shall thereafter constitute the Budget for purposes of this Agreement;

(vi) beginning on the Thursday following a full calendar week after the Petition Date (by not later than 5:00 p.m. Eastern Time), and on every Thursday thereafter (by not later than 5:00 p.m. Eastern Time), a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements and cash flows of the Debtors for the prior Testing Period and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the applicable approved Budget delivered by the Debtors, in each case, on a weekly basis (and each such Variance Report shall include explanations for all material variances and shall be certified by the chief financial officer of the Debtors); provided that the Permitted Variances with respect to each Testing Period shall be determined and reported to the Administrative Agent and the Lenders, not later than 5:00 p.m. Eastern Time on each Thursday immediately following the end of each such Testing Period; provided, further, that additional variances, if any, from the Budget shall be subject to the approval of the Administrative Agent;

(vii) unless cancelled by the Administrative Agent, on each Friday (or such other day as mutually agreed between the Administrative Agent and the Borrower) (or in the event that such day is not a Business Day, then on the immediately succeeding Business Day) during the Chapter 11 Cases, a telephonic meeting for the Lenders and their professionals at which the Loan Parties’ senior management and professionals shall provide an update to the Lenders and their professionals (and shall make themselves available for questions) with respect to the 363 sale process and the financial and operating performance of the Loan Parties, their Subsidiaries, and their estates, including but not limited to, the Variance Report;

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party or any of its Subsidiaries other than routine inquiries by such Governmental Authority;

(ix) promptly, and in any event within three (3) Business Days (A) after the occurrence of an Event of Default or Default due to the failure to perform or comply with any covenant or agreement contained in Section 7.01(a), or a Default, which, with the giving of notice or the lapse of time or both, would constitute an Event of Default under Section 9.01(a)(i) or (iii) or an Event of Default under Section 9.01(a)(i) or (iii), or (B) after an Authorized Officer has knowledge of the occurrence of an Event of Default or Default (except as set forth in clause (A) above or the occurrence of any other event or development that would reasonably be expected to have a Material Adverse Effect (including upon becoming aware of any intention of any Loan Party or its Subsidiaries (or any of their creditors) to commence an Ipso Facto Event), the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party and any of its Subsidiaries proposes to take with respect thereto;

(x) promptly and in any event

(A) at least ten (10) days prior to any event or development that would reasonably be expected to result in or constitute an ERISA Event to the extent an Authorized Officer has knowledge of the same, and, to the extent not reasonably expected, within five (5) Business Days after an Authorized Officer has knowledge of the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail),

(B) within three (3) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries or ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its Subsidiaries or ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan,

(C) within ten (10) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan,

(D) within three (3) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries or ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its Subsidiaries or ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, and

(E) within ten (10) days after any Loan Party or any of its Subsidiaries sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Debtor or their Subsidiaries;

(xi) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Debtor or their Subsidiaries, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(xii) as soon as practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiii) as soon as practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party or any of its Subsidiaries executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party or any of its Subsidiaries;

(xiv) promptly after sending or filing thereof or the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Holdings or any of its Subsidiaries with the SEC or any national (domestic or foreign) securities exchange on a non-confidential basis, or after public offering, distributed to its stockholders generally, as applicable;

(xv) promptly upon request by the Administrative Agent, such information and documentation for purposes of compliance with 31 C.F.R. § 1010.230 and/or any applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money law requested from time to time for purposes of confirming the Borrower’s compliance with Section 7.02(r);

(xvi) if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements of Holdings and its Subsidiaries delivered to the Administrative Agent prior to the Effective Date, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) following such change a schedule prepared by an Authorized Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(xvii) as soon as available and in any event not later than 45 days after the end of each Fiscal Year, a certificate of an Authorized Officer of (A) Holdings attaching Projections for Holdings and its Subsidiaries, supplementing and superseding the Projections (if any) previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (B) certifying that the representations and warranties set forth in Section 6.01(dd)(ii) are true and correct in all material respects with respect to the Projections;

(xviii) as may be required thereby, such other documents set forth on Schedule 7.01(a); and

(xix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party and any of its Subsidiaries (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time reasonably request.

Notwithstanding anything in the foregoing to the contrary, documents required to be delivered hereunder (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall promptly after the posting of such documents in accordance with subclauses (i) and (ii) above, provide to the Administrative Agent (by telecopier or electronic mail) electronic versions (i.e., soft copies) of such documents, within the applicable time period as set out in this Section 7.01(a).

Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement or in any other Loan Document will require Holdings or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by law or, so long as not created in contemplation of this paragraph, binding agreement or (iii) that is subject to attorney client or similar privilege; provided that, in the event that any Loan Party, or any Subsidiary does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph, the Borrower shall provide written notice to the Administrative Agent promptly and use commercially reasonable efforts to provide the requested information without disclosing such secrets or proprietary information, violating such obligation of confidentiality or waiving such privilege (this paragraph, the “Disclosure Limitations”);

(b) Additional Guarantors and Collateral Security.

(i) Subsidiaries. Cause each Subsidiary (other than Excluded Subsidiaries) of any Loan Party not in existence on the Effective Date, to use commercially reasonable efforts to execute and deliver to the Collateral Agent promptly and in any event within thirty (30) days (or, in the case of clause (C), ninety (90) days) after the formation, acquisition of a new Subsidiary or such Person ceasing to be an Excluded Subsidiary (or such other longer period as may be agreed by the Collateral Agent in its reasonable discretion):

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor;

(B) a supplement to this Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged as DIP Collateral under the terms of this Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such customary opinions of counsel as the Collateral Agent may reasonably request;

(C) to the extent required under the terms of this Agreement and, to the extent such Subsidiary owns a Facility, a first priority (subject to Permitted Liens) Mortgage on such Facility and such other real property deliverables as may be reasonably required by the Collateral Agent with respect to such Facility;

(D) to the extent required pursuant to the terms of this Agreement, Mortgage or other Collateral Document in effect on such date, such other additional agreements, instruments, approvals, notices or other documents reasonably requested by the Collateral Agent and necessary or advisable in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect the Lien purported to be granted in such additional DIP Collateral covered by this Agreement, other Collateral Documents or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents applicable to such Subsidiary and that all property and assets of such Subsidiary shall become DIP Collateral subject to Liens for the benefit of the Collateral Agent;

(E) a certificate of an Authorized Officer of such Subsidiary, certifying as to the matters described in Section 5.01(d)(xiii); and

(F) a joinder to the VCOC Management Rights Agreement, duly executed by such Subsidiary.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except (x) in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and as notified to the Administrative Agent or (y) to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all federal, state, foreign and other material Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except Taxes contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction (to the extent such concept exists in such jurisdiction) in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP in all material respects.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that (i) so long as no Event of Default has occurred and is continuing, the frequency of such visits and inspections shall be limited to one (1) time per each Fiscal Year, and shall occur during normal business hours and with reasonable prior notice to the relevant Loan Party or Subsidiary, (ii) the Disclosure Limitations shall apply at all times, (iii) the Administrative Agent follow all applicable safety precautions, and (iv) an authorized representative of the applicable Loan Party or Subsidiary shall be allowed to be present. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the agents and representatives of any Agent in accordance with this Section 7.01(f); provided that an authorized representative of the applicable Loan Party or Subsidiary shall be allowed to be present.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation and Permitted Dispositions excepted, and all of its Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance.

(i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation, cyber and business interruption insurance) with respect to the DIP Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (A) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (B) required by any Requirement of Law, (C) required by any Material Contract and (D) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties and their Subsidiaries in effect as of the Effective Date are acceptable to the Collateral Agent).

(ii) All policies covering the DIP Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non- contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to protect the Lenders’ interest in the DIP Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall, to the extent available on commercially reasonable terms, provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.

(iii) If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(iv) Subject to the DIP Order, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action would not reasonably be expected to have a Material Adverse Effect.

(j) Environmental. Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) keep the DIP Collateral free of any Environmental Lien;

(ii) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits in all material respects;

(iii) take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries;

(iv) Provide the Collateral Agent with written notice within ten (10) days of knowledge of any of the following:

(A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in a Material Adverse Effect;

(B) notice that an Environmental Lien has been filed against any DIP Collateral; or

(C) an Environmental Claim or Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect.

(k) Fiscal Year. Cause the Fiscal Year of Holdings and its Subsidiaries to end on December 31 of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) Use of Proceeds. The proceeds of the Loans shall be used only for the purposes set forth in Section 6.01(s). Without in any way limiting the foregoing, and otherwise in accordance with the DIP Orders, no DIP Collateral, DIP Proceeds or any portion of the Carve Out (as defined in the DIP Orders) may be used directly or indirectly by any of the Debtors, the Committee, if any, or any trustee or other estate representative appointed in the Chapter 11 Cases (or any successor chapter 7 case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain Liens or security interests that are senior to or pari passu with the DIP Liens or the Liens in existence on the Petition Date securing the Prepetition Obligations (the “Prepetition Liens”) (except to the extent expressly set forth herein); or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, any of the Administrative Agent, the Lenders, the Prepetition Agents or the Prepetition Lenders, and each of their respective officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing (all in their capacities as such), with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Obligations, the DIP Superpriority Claims, the DIP Liens, the Loan Documents, the Prepetition Liens, the Prepetition Loan Documents, or the Prepetition Obligations; (iv) any action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the Obligations or the Prepetition Obligations; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either (A) the Administrative Agent or the Lenders hereunder or under any of the Loan Documents, or (B) the Prepetition Agent or the Prepetition Lenders under any of the Prepetition Loan Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the Administrative Agent’s or the Lenders’ assertions, enforcements, realizations or remedies on or against the DIP Collateral in accordance with the applicable Loan Documents and the DIP Orders); or (vi) objecting to, contesting, or interfering with, in any way, the Administrative Agent’s and the Lenders’ enforcement or realization upon any of the DIP Collateral once an Event of Default has occurred; provided, however, that no more than $50,000 in the aggregate of the DIP Collateral, DIP Proceeds, cash collateral or any portion of the Carve Out or any other amounts may be used by the Committee, if any, to investigate claims and/or liens of the Prepetition Agents and Prepetition Lenders under the Prepetition Loan Documents.

(m) Pari Passu. The obligations of each Loan Party under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all its other present and future unsecured and unsubordinated Indebtedness of such Loan Party.

(n) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to promote compliance or no violation by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws.

(ii) Use reasonable efforts to comply with or not violate, and cause each of its Subsidiaries to comply with or not violate, all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Neither Loan Party, nor any of its Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any agent or any Person acting on behalf of any Loan Party or any of its Subsidiaries will engage in any activity that would breach any Anti- Corruption Law.

(iv) Promptly notify the Administrative Agent upon obtaining knowledge of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti- Corruption Law.

(v) Not directly or knowingly indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.

(vi) Each Loan Party, each Subsidiary and Affiliate, officer, employee or director, acting on behalf of the Loan Party or any Subsidiary is (and will take no action which would result in any such Person not being) in compliance with (A) Sanctions, (B) all other applicable export and import restrictions imposed by the United States, the United Nations, the European Union and its Member States, the United Kingdom, Singapore and any other jurisdiction applicable to any Loan Party and (C) all applicable provisions of the USA PATRIOT Act. In addition, no Loan Party or any Subsidiary will directly or indirectly engage in any transaction or dealing with or involving any Sanctioned Person or Sanctioned Country.

(o) Lender Meetings. Quarterly, at the reasonable request of the Administrative Agent, participate in a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) (or at the option of the Agent, a conference call) at such time as may be agreed to by the Borrower and the Administrative Agent.

(p) Board Observation Rights.

(i) The Administrative Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Board of Directors of Holdings or any of its Subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of Holdings or any of its Subsidiaries at any such meetings.

(ii) The Board Observer shall be timely notified of the time and place of any BOD Meetings (which shall be held no less than once per quarter) and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of Holdings or any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting).

(iii) The Board Observer shall have the right to promptly (and in any event, within 5 Business Days) receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of Holdings or any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and information confidential in accordance with Section 12.19 of this Agreement.

(iv) The Borrower shall reimburse the Board Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting.

(v) Notwithstanding the foregoing, all such requirements shall be subject to the Disclosure Limitations and the Borrower or the applicable Subsidiary shall be entitled to exclude the Board Observer from any portion of any meeting or telephone call (and, in the case of such exclusion, such Board Observer shall not be entitled to receive any materials in respect thereof) (A) when the governing body discusses any matters relating to this Agreement or the other Loan Documents, or the Borrower’s relationship with the Administrative Agent or the Lenders (including, strategy, negotiating position or similar matters relating to the Loan Documents or any permitted refinancing thereof) and (B) if and to the extent the Borrower reasonably believes that the Board Observer’s presence at or participation in such meeting or telephone conference (or any portion thereof) may affect the attorney/client privilege or attorney work product of any of the Loan Parties and their legal advisors; provided, however in the case of this clause (B), any such concern shall be disclosed in advance of any meeting (to the extent that providing such disclosure does not (in the Borrower’s reasonable judgment) jeopardize the attorney client privilege to be preserved) and the Borrower shall use commercially reasonable efforts to discuss such topics and provide information to the Board Observer in respect of such topic, in each case, without waiving such privilege.

(q) Data Privacy. Each Loan Party will (and will cause each of its Subsidiaries to), to the reasonable satisfaction of the Administrative Agent, comply with the conditions set forth on Schedule 7.01(q) on or before the date applicable thereto (it being understood that (a) any such date or requirement can be waived or extended or modified at the Borrower’s request with the sole consent of the Administrative Agent (in its sole discretion via e-mail) and (b) the failure by the Loan Parties to perform or cause to be performed any such condition on or before the date applicable thereto shall constitute an Event of Default).

(r) Landlord Waivers; Collateral Access Agreements. At any time (i) any DIP Collateral constituting Inventory and/or Equipment, (ii) books and records or (iii) the corporate headquarters is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date, but limited in any event to real property located within the United States) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

(s) Further Assurances. Subject to the limitations set forth in this Agreement the other Loan Documents, and the DIP Orders, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order:

(i) to carry out more effectively the purposes of this Agreement, the other Loan Documents, and the DIP Orders and to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents;

(ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the DIP Collateral of any Loan Party (to the extent required by this Agreement, the other Loan Documents and the DIP Orders);

(iii) to establish and maintain the validity, effectiveness, and enforceability of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby; and

(iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement, any other Loan Document, or the DIP Orders.

In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party:

(A) authorizes each Agent, at any time upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents or the DIP Orders; and

(B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document or DIP Orders, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party.

(t) Milestones. Ensure that each of the Milestones set forth in the DIP Orders is achieved in accordance with the applicable timing referred to therein (or such later dates as may be approved in writing by the Administrative Agent in its sole discretion).

(u) Bankruptcy Covenants. Notwithstanding anything in the Loan Documents to the contrary, each of the Debtors shall comply with all material covenants, terms and conditions and otherwise perform all obligations set forth in the DIP Orders in all material respects.

(v) Chapter 11 Cases.

(i) The Chapter 11 Cases were commenced on the Petition Date in accordance with the applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents and the DIP Orders, and (ii) the hearing for the entry of the Final DIP Order.

(ii) Each Debtor shall deliver or cause to be delivered for review and comment, as soon as commercially reasonable and in any event not less than two (2) Business Days (or as soon thereafter as is reasonably practicable under the circumstances) prior to filing, all material pleadings, motions and other documents (provided that any of the foregoing relating to the DIP Facility, Sale Motion, Bid Procedures, assumption or rejection of Material Contracts, or sale of any assets of the Debtors shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court (including, but not limited to, a list of executory contracts that the Debtors may reject) to King & Spalding LLP and to Administrative Agent (for delivery to the Lenders) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. The Borrower shall provide copies to the Administrative Agent and the Lenders of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court, distributed by or on behalf of the Debtors to any Committee, filed with respect to the Chapter 11 Cases or filed with respect to any Loan Document. In connection with the Chapter 11 Cases, the Debtors shall give the proper notice for (x) the motions seeking approval of the Loan Documents and the DIP Orders and (y) the hearings for the approval of the DIP Orders.

(iii) Each Loan Party shall deliver or promptly cause to be delivered to the Administrative Agent and the Lenders, in accordance with the Bid Procedures, copies of any term sheets, proposals, presentations, amendments to any asset purchase agreement(s) or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or more of the Debtors.

(iv) Except to the extent permitted (or required) hereunder, under the DIP Orders, under the Budget or as approved by an order of the Bankruptcy Court, no Loan Party shall, without the express prior written consent of the Administrative Agent or pursuant to an order of the Bankruptcy Court after notice and a hearing, use the DIP Proceeds or cash collateral to make any critical vendor payment with respect to any prepetition amount.

(w) Post Closing. On or before the applicable date set forth in Schedule 7.01(w), the Borrower shall have provided to the Administrative Agent each of the items set forth in such schedule.

(x) Certain Foreign Law-Related Matters. On or before the date that is fourteen (14) days after the Effective Date, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent each of the items set forth on Schedule 7.01(x), in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that notwithstanding the foregoing, the Borrower and each other Loan Party shall not have any obligation (and such commercially reasonable efforts shall not be deemed to impose any obligation) to pay (or to reimburse any Agent, Lender or any of their respective Related Parties for) any fees, costs, and/or expenses (including fees, costs and/or expenses of legal counsel) incurred in connection with the negotiation, preparation, execution, delivery, filing and/or registration (as applicable) of the Australian Share Charge, the French Securities Account Pledge Agreement and the Non Disposal Undertaking (and in each case, all related items specified on Schedule 7.01(x)) in an aggregate amount in excess of $75,000.

Section 7.02. Negative Covenants. So long as the DIP Termination Date has not occurred, each Loan Party shall not (and shall cause each of its respective Subsidiaries, not to), unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do any of the foregoing.

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(iii) Permit any Subsidiary of the Borrower that is a direct or indirect parent of any Loan Party to not be a Loan Party.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l) and business activities reasonably incidental thereto and any business related, complementary, ancillary or incidental thereto or a reasonable extension thereof; and

(ii) Permit Holdings to have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of the Borrower) or engage in any operations or business (other than the ownership of its Subsidiaries and activities incidental thereto); provided that nothing in this clause (ii) shall prohibit, in each case in the ordinary course of business:

(A) the payment of Permitted Restricted Payments,

(B) the making of contributions to the capital of its Subsidiaries that are Loan Parties;

(C) the incurrence or existence of (x) Permitted Indebtedness pursuant to clauses (a), (b), (c), (d) or (e) of the definition thereof or (y) any other Permitted Indebtedness to the extent, in the case of this clause (y), incurred or arising in ordinary course of business and consistent with past practice;

(D) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries),

(E) the participation in tax, accounting and other administrative matters, including compliance with applicable laws and legal, tax and accounting matters related thereto

(F) the holding of any cash and Cash Equivalents (but not operating any property),

(G) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees, and

(H) any activities incidental to the foregoing.

(e) Loans, Advances, Investments, Etc. Make, or permit any of their Subsidiaries to make, any Investment in any other Person except for Permitted Investments;

(f) Sale and Leaseback Transactions. Enter into, or permit any of their Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) [Reserved].

(h) Restricted Payments. Make or permit any of their Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, Regulation U or Regulation X of the Board.

(j) Transactions with Affiliates. Other than any agreement in effect on the date of this Agreement (which may not be modified or renewed in a manner, taken as a whole, materially adverse to the Lenders) as described on Schedule 7.02(j), enter into, or permit any of its Subsidiaries to enter into, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except

(i) transactions consummated in the ordinary course of business and consistent with past practice, for fair consideration and on terms, taken as a whole, not materially less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are disclosed in reasonable detail to and consented by the Agents prior to the consummation thereof, if they involve one or more payments by Holdings or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions;

(ii) transactions with another Loan Party or any other Subsidiary in the ordinary course of business and consistent with past practice; provided such transactions are not otherwise restricted under this Agreement or the DIP Orders;

(iii) transactions contemplated by (A) the Budget or (B) the DIP Orders or the “first day” orders (solely to the extent permitted under the DIP Orders);

(iv) transactions permitted under this Agreement or any other Loan Document; and

(v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case, approved by the Board of Directors of such Loan Party or such Subsidiary, in the ordinary course of business and consistent with past practice that are in place on the Effective Date or otherwise consistent with the Budget.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party:

(i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries,

(ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries,

(iii) to make loans or advances to any Loan Party or any of its Subsidiaries, or

(iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) (w) this Agreement or the other Loan Documents; (x) the DIP Orders, the Budget or the “first day” orders (solely to the extent permitted under the DIP Orders) or (y) the Prepetition Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any amendment, extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is not materially less favorable, taken as a whole, to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any Requirements of Law (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(G) customary restrictions in contracts that prohibit the assignment of such contract.

(l)  Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:

(i) (w) this Agreement and the other Loan Documents; (x) the DIP Orders, the Budget and the “first day” orders (solely to the extent permitted under the DIP Orders) or (y) the Prepetition Loan Documents;

(ii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition in the ordinary course of business and consistent with prior practice; provided that such sale or disposition is permitted hereunder or pursuant to a court order in the Chapter 11 Cases;

(iii) customary provisions in leases restricting the assignment or sublet thereof or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; and

(iv) customary provisions in leases, subleases, licenses, sublicenses, licensing agreements and other contracts restricting the assignment, sublet, pledge or transfer thereof entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or their Subsidiaries’ (i) Governing Documents or (ii) Indebtedness or of any instrument or agreement relating to such Indebtedness (except for the Obligations or as otherwise set forth in the DIP Orders, the “first day” orders (solely to the extent permitted under the DIP Orders) or the Budget);

(n)  Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such act.

(o)  ERISA. (i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or (ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).

(q) Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, its method of accounting or accounting principles from those utilized in the preparation of the financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent prior to the Effective Date (other than as may be required to conform to GAAP).

(r) Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.

(i) Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or

(ii) Use, nor permit any of its Subsidiaries to use, directly or knowingly indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person, (B) in any manner that would result in a violation of any Sanctions by any Person, or (C) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

(s)  Divisions. Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Administrative Agent.

(t) Employee Payments. No Loan Party or its Subsidiaries shall make any bonus payment to any executive officers or employees of the Loan Parties or their Subsidiaries unless in accordance with the Budget.

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS

Section 8.01. Cash Management Arrangements.

(a) The Loan Parties shall establish and maintain cash management services at one or more of the banks or financial institutions set forth on Schedule 8.01 (together with such other banks and financial institutions added from time to time pursuant to clause (b) below, the “Cash Management Banks” and each, a “Cash Management Bank”).

(b) The Loan Parties and their Subsidiaries shall not deposit or otherwise hold any cash or Cash Equivalents in excess of $1,000,000 in the aggregate in any Citibank Singapore accounts; provided, however, that such permitted cash or Cash Equivalents may not remain in the Citibank Singapore accounts for a period of more than three (3) Business Days following the initial deposit therein.

(c) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (x) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and (y) the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank or the Borrower shall have caused such account to be a Controlled Account.

Section 8.02. Anti-Cash Hoarding.

(a) The Loan Parties shall ensure that each Subsidiary that is not a Loan Party promptly (but in any event within five (5) Business Days (or such longer period as may be agreed by the Administrative Agent in its sole discretion)) causes the repatriation (whether by repayment of an intercompany loan, distribution or otherwise) to a Loan Party of all cash and Cash Equivalents of more than $2,000,000 in the aggregate held by Subsidiaries that are not Loan Parties to the extent (i) not prohibited by applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles), (ii) in the case of non-wholly owned Subsidiaries, not prohibited by applicable organizational or constitutive documents, (iii) in the case of Subsidiaries organized in India, such repatriation does not have material adverse regulatory consequences to such Subsidiary, and (iv) such repatriation does not have a material adverse tax consequence to Holdings and its Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”) (any such excess cash and Cash Equivalents, “Available Cash”).

(b) The Loan Parties and its Subsidiaries shall use commercially reasonable efforts to promptly take such actions required by the applicable local law, organizational or constitutive documents (including voting its Equity Interests to cause such distribution) or otherwise to permit (or, in the case of material adverse tax and regulatory consequences, to mitigate such consequences and/or cause such repatriation in a manner that does not trigger and/or mitigates such material adverse tax or regulatory consequences) and cause such repatriation, and if the repatriation of any such Available Cash is not prohibited under the applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles) or organizational or constitutive documents or such adverse tax or regulatory consequences ceasing to be more than de minimis (or such repatriation may be achieved without triggering such material adverse tax or regulatory consequences), such Available Cash will be promptly repatriated to a Loan Party.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan or any fee, or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days, (ii) any indemnity obligations due and payable under this Agreement within fifteen (15) days following the written request of any Agent, or (iii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) any Loan Party or its Subsidiaries shall fail to perform or comply with any covenant or agreement contained in (x) Section 7.01(o) and such failure remains unremedied for five (5) Business Days, (y) Section 7.01(a)(i), (ii), (iii), (iv) and (vii) and, if such failure results from any determination by any Agent or Lender that all or any part of any certificate or other document delivered to the Administrative Agent or the Lenders is not satisfactory or acceptable to such Agent or Lender, such failure remains unremedied for two (2) Business Days after the date written notice of such determination shall have been given by any Agent to the Borrower, or (z) Section 7.01(a) (other than Section 7.01(a)(i), (ii), (iii), (iv) and (vii)), Section 7.01(a)(xii), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(w), Section 7.01(x), Section 7.02, or Article VIII;

(d) any Loan Party or its Subsidiaries shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of (x) the date an Authorized Officer of any Loan Party has knowledge of such failure and (y) the date written notice of such default shall have been given by any Agent to the Borrower;

(e) any Loan Party or its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement or the Prepetition Loan Documents) having an aggregate amount outstanding in excess of $250,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided that this Section 9.01(e) shall not apply to any Permitted Indebtedness outstanding on the Petition Date unless such Permitted Indebtedness has been accelerated and the enforcement of remedies with respect to such Permitted Indebtedness shall not have been stayed by the commencement of the Chapter 11 Cases;

(f) other than with respect to the Chapter 11 Cases, any Loan Party or any Subsidiary thereof;

(i) shall institute any proceeding (including an Ipso Facto Event) or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, judicial management, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, judicial manager or other similar official for any such Person or for any substantial part of its property (notwithstanding anything to the contrary, if an Ipso Facto Event occurs (and such Ipso Facto Event results in an Event of Default), the ending of such Ipso Facto Event will not remedy or waive (or be deemed to waive) any Event of Default caused by that Ipso Facto Event),

(ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or any of the circumstances occur with respect to it which allow an application to be made under section 90 of the IRDA,

(iii) shall make a general assignment for the benefit of creditors, or

(iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) other than with respect to the Chapter 11 Cases, any proceeding shall be instituted against any Loan Party or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, judicial management, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, judicial manager or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian, judicial manager or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof or as a result of any action or inaction on the party of any Agent or other Secured Party (excluding any such action or inaction as a result from an action or inaction of a Loan Party or its Subsidiary)) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof against any Loan Party shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any security agreement, any mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, on any DIP Collateral with an aggregate fair market value of $100,000 purported to be covered thereby other than any such loss of perfection or priority results from any action or inaction on the part of any Agent or any other Secured Party (including the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Equity Interests pledged pursuant to any security agreement or any other Collateral Document or to file UCC continuation statements, but excluding any such action or inaction as a result from an action or inaction of a Loan Party or its Subsidiaries);

(j) one or more final non-appealable judgments shall be rendered against the Borrower or any Loan Party or any Subsidiary or any combination thereof and the same shall remain unsatisfied, undischarged, undismissed, unbonded, unvacated and in effect for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any other Loan Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 (to the extent not covered by independent third party insurance as to which the insurer has acknowledged the claim and not denied coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(k) any fact or circumstance may arise in respect of the matters disclosed in Section 3 of Schedule 6.01(v) or any similar matters which would reasonably be expected to have a material adverse impact on the businesses of any of the Loan Parties and their Subsidiaries;

(l) [reserved];

(m) [reserved];

(n) there shall occur any governmental claim or investigation with respect to a French Subsidiary that has a material negative financial impact on the Loan Parties taken as a whole;

(o) there shall occur one or more ERISA Events that individually or in the aggregate results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p) (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, or (ii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(q) a Change of Control shall have occurred;

(r) a Singapore incorporated Loan Party or a Loan Party registered in Singapore is declared by the Minister of Finance of Singapore to be a company to which Part 9 of the Companies Act 1967 of Singapore applies;

(s) there occurs an event that would have a Material Adverse Effect; or

(t) the occurrence and continuance of any of the following in any Chapter 11 Case:

(A) termination of the Asset Purchase Agreement solely due to a breach or termination thereunder by any Debtor;

(B) except as otherwise agreed to by the Administrative Agent, filing of a motion seeking approval of a sale pursuant to Section 363 of the Bankruptcy Code (other than as contemplated by the Asset Purchase Agreement) or a plan of reorganization or liquidation in any of the Chapter 11 Cases that, in either case, does not provide for the payment in full (whether (i) in cash or (ii) as a result of a credit bid of all outstanding Obligations (other than Contingent Indemnity Obligations) pursuant to a sale described in clause (vii) of the definition of “DIP Termination Date”) of all of the Obligations (other than Contingent Indemnity Obligations) upon closing of such sale of the effective date of such plan;

(C) any of the Debtors shall file a pleading seeking to amend, vacate or modify any of the Loan Documents or DIP Orders over the objection of the Administrative Agent or the Administrative Agent;

(D) entry of an order without the prior written consent of the Administrative Agent amending, supplementing or otherwise modifying DIP Orders;

(E) reversal, vacatur or stay of the effectiveness of the DIP Orders, which continues for three (3) Business Days;

(F) any violation of any material term of the DIP Orders by the Debtors;

(G) dismissal of any of the Chapter 11 Cases or conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking such dismissal or conversion of any bankruptcy case;

(H) the entry of an order by the Bankruptcy Court appointing, or the filing of a motion or application by any Debtor for entry of an order seeking the appointment of, in either case, without the prior consent of the Administrative Agent, a Chapter 11 trustee or examiner with enlarged powers or any Debtor shall file a motion or other pleading seeking such appointment;

(I) any sale of all or substantially all assets of the Debtors pursuant to Section 363 of the Bankruptcy Code, unless such sale is conducted in accordance with the Bid Procedures and Bid Procedures Order and or otherwise consented to by the Administrative Agent;

(J) granting of relief from the Automatic Stay by the Bankruptcy Court after notice and hearing in the Chapter 11 Cases to permit enforcement upon any Lien or foreclosure or enforcement on assets of the Borrower or any Guarantor;

(K) the bringing of a motion or application by any Debtor in any of the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in any of the Chapter 11 Cases: (A) to obtain additional post-petition financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the indefeasible repayment of all Obligations under this Agreement in full in cash immediately upon the consummation of such financing without the prior written consent of the Administrative Agent or (B) except as provided in this Agreement, the DIP Orders or otherwise consistent with the Budget, to use cash collateral of the Agents and the Lenders under section 363(c) of the Bankruptcy Code or any equivalent provision of the relevant applicable law without the prior written consent of the Administrative Agent;

(L) an order shall be entered in any of the Chapter 11 Cases, without the prior written consent of the Administrative Agent (i) to permit any administrative expense or any claim (now existing or hereafter arising of any kind or nature whatsoever) to have administrative priority equal or superior to the DIP Superpriority Claims or (ii) granting or permitted grant of a lien that is equal in priority or senior to the DIP Liens;

(M) the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, without the prior written consent of the Administrative Agent;

(N) (1) the Debtors shall seek, or shall support any other person’s motion seeking (in any such case, verbally in any court of competent jurisdiction or by way of any motion or pleading with the Bankruptcy Court, or any other writing to another party in interest by Debtors) to challenge the validity or enforceability of any of the DIP Lien, Obligations, Lien (as defined therein) or Prepetition Obligations of the parties under the Prepetition Loan Documents, including, but not limited to, seeking to prohibit, limit or restrict the right of the Prepetition Agent (on behalf of the Prepetition Lenders) to credit bid for any or all of the Debtors’ assets, or (2) the Bankruptcy Court enters an order prohibiting, restricting, precluding, or otherwise impairing the unqualified right of the Agents or the Prepetition Agent (or their respective designees) from having the right to or being permitted to “credit bid” any amount of the Obligations or Prepetition Obligations, respectively, with respect to the assets of the Debtors;

(O) the Debtors shall assert in any pleading filed in any court that the guarantee contained in the Loan Documents is not valid and binding, for any reason, to be in full force and effect, other than pursuant to the terms hereof;

(P) payment of (or application by any Debtor for authority to pay) or granting adequate protection with respect to prepetition Indebtedness, other than as provided herein or in the DIP Orders or relief sought in any “first motions” filed on the Petition Date as otherwise permitted herein (including in accordance with the Budget);

(Q) expiration or termination of the period provided by section 1121 of the Bankruptcy Code for the exclusive right to file a plan, with respect to a Debtor unless such expiration or termination was sought by the Administrative Agent;

(R) the Bankruptcy Court’s determination of the cessation of the DIP Liens or the DIP Superpriority Claims to be valid, perfected and enforceable in all respects;

(S) Permitted Variances under the Budget are exceeded for any period of time without consent of or waiver by the Administrative Agent;

(T) [reserved];

(U) any Debtor asserting any right of subrogation or contribution against any other Debtor prior to the DIP Termination Date;

(V) subject to entry of the Final DIP Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Lender;

(W) the commencement of a suit or action against any Lender by (x) the Debtors or (y) any person other than the Debtors which continues without dismissal for forty-five (45) days after service thereof on the Lenders, that asserts or seeks by or on behalf of the Debtors, any Committee or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would have, or the entry of an order by the Bankruptcy Court that has (i) the effect of subordinating any or all of the Obligations or DIP Liens of the Lenders under the Loan Documents to any other claim, or (ii) a Material Adverse Effect;

(X) the entry of an order in any bankruptcy case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(Y) an order shall have been entered by the Bankruptcy Court prohibiting, limiting or restricting the right of the Administrative Agent (on behalf of the Lenders) or the Prepetition Agent (on behalf of the Prepetition Lenders) to credit bid for any or all of the Debtors’ assets;

(Z) the payment of, or application by any Debtor for authority to pay, any prepetition claim, via a “first-day” order or otherwise, other than (i) as consented to by the Administrative Agent, (ii) as authorized by the Budget, (iii) permitted under the terms of this Agreement or (iv) as authorized by the Bankruptcy Court or the DIP Orders and otherwise permitted in the Budget;

(AA) any event, development, state of facts, change, circumstance, occurrence, condition or effect occurring after the Petition Date that relates to or arises from material litigation and that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(BB) any settlement of any material litigation that is not consented to by the Administrative Agent; and

(CC) the bringing one or more motions or applications by any Debtor in any of the Chapter 11 Cases seeking, or the entry of any order by the Bankruptcy Court in any of the Chapter 11 Cases authorizing, the assumption or rejection of any Material Contract that would (i) materially alter or disrupt the Loan Parties’ or their Subsidiaries’ business operations, or (ii) in the case of assumption, result in an aggregate cure obligation of the Loan Parties or their Subsidiaries in excess of $1,000,000 (which such amount, for the avoidance of doubt, shall apply in the aggregate to all assumption motions and applications filed during the Chapter 11 Cases), without the prior written consent of the Administrative Agent;

then, subject to the Carve Out and the other terms and conditions of the DIP Orders, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) terminate all use of the Debtors’ use of any Cash Collateral, (iii) freeze all monies or balances in the Debtors’ accounts and sweep all funds contained in Accounts, (iv) immediately set-off any and all amounts in accounts maintained by the Debtors with any of the Agents or the Lenders or otherwise enforce any and all rights against the DIP Collateral in the possession of any of the Agents or Lenders, (v) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, and (vi) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents and DIP Orders; provided, however, that the Agents and Lenders shall provide the Debtors with five (5) days’ prior written notice (which may be by email) before exercising any enforcement rights or remedies (the “Remedies Notice Period”). The Debtors shall cooperate fully with the Agents and Lenders in their exercise of rights and remedies, whether against the DIP Collateral or otherwise. Notwithstanding anything herein to the contrary, during the Remedies Notice Period, the Debtors shall have the right to challenge the existence or occurrence of an Event of Default (and no other matters) by seeking emergency relief from the Bankruptcy Court.

provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01. Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:

(a) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received;

(b) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders;

(c) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the DIP Collateral and related matters;

(d) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document;

(e) to make the Loans for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document;

(f) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document;

(g) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document;

(h) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and

(i) to act with respect to all DIP Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on DIP Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02. Nature of Duties; Delegation.

(a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the DIP Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03. Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents:

(a) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent;

(b) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;

(c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the DIP Collateral or other property (including, without limitation, the books and records) of any Person;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and

(f) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the DIP Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the DIP Collateral.

The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04. Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05. Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five (5) days of written demand by such Agent, reimburse such Agent and such Related Parties for, pay, indemnify and hold such Agent and such Related Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, and any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not brought by or against any Indemnitee, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06. Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07. Successor Agent.

(a) Any Agent may at any time give at least thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right so long as no Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, which, so long as no Event of Default has occurred and is continuing, shall be subject to the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned). Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any DIP Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08. Collateral and Guaranty Matters.

(a) [Reserved].

(b) The Lenders and the Agents hereby irrevocably agree that (A) the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any DIP Collateral shall be released (i) in full, upon the occurrence of the DIP Termination Date in accordance with the terms hereof; or (ii) with respect to property being sold or disposed of in connection with any Permitted Disposition to a Person other than a Loan Party, solely as to such property that is the subject of such Permitted Disposition, provided that, if reasonably requested by the Collateral Agent, the Collateral Agent shall have received a certificate signed by an Authorized Officer of the Borrower certifying the basis for such Disposition being a Permitted Disposition; or (iii) upon any property of a Loan Party becoming Excluded Property; or (iv) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02 and (B) the Guarantors shall be released from the Guaranty and the all other Loan Documents to which any such Guarantor is a party (i) in full, upon the occurrence of the DIP Termination Date in accordance with the terms hereof; or (ii) with respect to any Guarantor that is a Subsidiary of the Borrower, upon such Guarantor (x) ceasing to be a Subsidiary of a Loan Party or (y) becoming an Excluded Subsidiary; or (iii) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of DIP Collateral or Guarantors pursuant to this Section 10.08(b). Notwithstanding anything to the contrary herein, the Collateral Agent shall not be required to release any Lien on any Intellectual Property that constitutes DIP Collateral and that is the subject of a Permitted Disposition, unless ownership of such Intellectual Property is assigned or otherwise transferred pursuant to such Permitted Disposition.

(c) Without in any manner limiting any Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by such Agent, the authority to release DIP Collateral or Guarantors conferred upon such Agent under Section 10.08(b). Upon receipt by such Agent of confirmation from the Lenders of its authority to release any particular item or types of DIP Collateral or Guarantors, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Guarantors or of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, upon such DIP Collateral; provided, however, that (i)  the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s good faith judgment, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the DIP Collateral retained by any Loan Party or otherwise not subject to such release.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that

(i) no Lender shall have any right individually to realize upon any of the DIP Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof,

(ii) in the event of a foreclosure by the Collateral Agent on any of the DIP Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such DIP Collateral at any such sale and

(iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the DIP Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any DIP Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the DIP Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the DIP Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the DIP Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09. Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the DIP Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such DIP Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such DIP Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such DIP Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the DIP Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10. No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11. No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than with respect to Section 10.08).

Section 10.12. No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13. Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to Holdings or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report;

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding Holdings and its Subsidiaries and will rely significantly upon Holdings and its Subsidiaries’ books and records, as well as on representations of their personnel;

(d) agrees to keep all Reports and other material, non-public information regarding Holdings and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14. DIP Collateral Custodian.

Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause their Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the DIP Collateral. All reasonable and documented out of pocket costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and shall be payable subject to and in accordance with Section 12.04.

Section 10.15. [Reserved].

Section 10.16. Erroneous Payments.

(a) If the Administrative Agent:

(i) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), and

(ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates):

(x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment;

(y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates); or

(z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.16(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto);

(A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment);

(B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment;

(C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender;

(D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment; and

(E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 12.07, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender;

(ii) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent); and

(iii) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that:

(i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment); and

(ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.17. Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, judicial manager or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI

GUARANTY

Section 11.01. Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower and the other Guarantors now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and (i) agrees to pay any and all expenses (including reasonable and documented out of pocket counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI and (ii) to the fullest extent permitted by applicable law, if an Ipso Facto Event is continuing then, immediately on demand by the Administrative Agent or the Collateral Agent, that Guarantor shall pay an amount equal to all Loans, together with accrued interests and all other amounts accrued or outstanding under the Loan Documents, in each case as if the Loans were then immediately due and the payable as it was the principal obligor. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02. Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any DIP Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any DIP Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party (other than the defense of payment in full or the occurrence of the DIP Termination Date);

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, judicial management, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03. Waiver. Each Guarantor hereby waives:

(a) promptness, diligence, presentment, protest, marshaling and demand;

(b) notice of acceptance, dishonor, default and nonpayment, and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any DIP Collateral;

(c) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any DIP Collateral;

(d) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any DIP Collateral; and

(e) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04. Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall:

(a) remain in full force and effect until the occurrence of the DIP Termination Date;

(b) be binding upon each Guarantor, its successors and assigns; and

(c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.

Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any DIP Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the DIP Termination Date has occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the occurrence of the DIP Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Agent for the benefit of the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as DIP Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment under Article X to the Secured Parties of all or any part of the Guaranteed Obligations, and (ii) the DIP Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06. Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.

“Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices, Etc.

(a)  Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to the Borrower or any other Loan Party, to it at the following address:

c/o Near Intelligence LLC

100 W. Walnut Street, 4th Floor

Pasadena, California 91124

Attention: Chief Financial Officer and General Counsel

Email: jfaieta@near.com; paul.gross@near.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019-6099

Attention: Rachel Strickland and Andrew Mordkoff

Email: rstrickland@willkie.com; amordkoff@willkie.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:

Blue Torch Finance LLC

c/o Blue Torch Capital LP

150 East 58th Street, 39th Floor

New York, New York 10155

Email: BlueTorchAgency@alterdomus.com

with a copy to:

SEI – Blue Torch Capital Loan Ops

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

Telecopier: (469) 709-1839

Email: bluetorch.loanops@seic.com

In each case, with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Jennifer E. Daly

Email: jdaly@kslaw.com

Phone: (212) 556-2196

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes,( A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed

(i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower,

(ii) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and

(iii) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(iv) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender directly and adversely affected thereby (except in connection with the waiver of default rate interest (which shall be effective with the consent of the Required Lenders));

(v) [reserved];

(vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender directly affected thereby;

(vii) amend the definitions of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender directly affected thereby;

(viii) release all or a substantial portion of the DIP Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any DIP Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender directly and adversely affected thereby; provided, that the Required Lenders may elect to release all or a substantial portion of the DIP Collateral without the requirement to obtain the written consent of each Lender if such release is in connection with (x) an exercise of remedies by the Collateral Agent pursuant to Section 9.01 or (y) any Disposition of all or a substantial portion of the DIP Collateral by one or more of the Loan Parties with the consent of the Required Lenders after the occurrence and during the continuance of an Event of Default so long as such Disposition is conducted in a commercially reasonable manner as if such Disposition were a disposition of DIP Collateral by a secured creditor in accordance with Article 9 of the UCC; or

(ix) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender directly and adversely affected thereby.

(b) Notwithstanding anything to the contrary in Section 12.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, or any of its Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii) any control agreement, guaranty, mortgage, security agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the DIP Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Section 2.05(d) and Section 4.03; and

(v) the Administrative Agent and the Borrower may enter into an amendment to this Agreement pursuant to Section 2.16 to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable.

(c) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Borrower, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations with any and all premium, accrued and unpaid interest and other amounts otherwise due hereunder as if such Holdout Lender had been voluntarily prepaid, including, pursuant to Sections 2.05(c) and 2.08. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03. No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04. Expenses; Attorneys’ Fees. The Borrower will pay promptly following written demand, in accordance with the DIP Orders, all reasonable and documented out of pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b)  through (m) below, each Lender), including, without limitation, (i) reasonable and documented out-of-pocket attorneys’ fees, costs and expenses; provided that the Borrower’s reimbursement obligations under this Section 12.04 in respect of such attorneys’ fees, costs and expenses shall be limited to the costs, client charges and expenses of one legal counsel to the Agents and the Lenders, taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties, and (ii) reasonable and documented out-of-pocket costs and expenses related to, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of DIP Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:

(a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f));

(b) any requested amendments, waivers or consents to the DIP Orders, this Agreement or the other Loan Documents whether or not such documents become effective or are given;

(c) the preservation and protection of the Agents’ or any of the Lenders’ rights under the DIP Orders, this Agreement or the other Loan Documents;

(d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document or the DIP Orders, including the Chapter 11 Cases, the DIP Orders, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith (in each case, other than any dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties));

(e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document (in each case, other than any court proceeding relating to a dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties));

(f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender (in each case, other than in any court proceeding relating to a dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties)), or the taking of any action in respect of the DIP Collateral or other security, in connection with this Agreement or any other Loan Document or the DIP Orders;

(g) the protection and after the occurrence and during the continuance of an Event of Default, collection, lease, sale, taking possession of or liquidation of, any DIP Collateral or other security in connection with this Agreement or any other Loan Document or the DIP Orders,

(h) after the occurrence of an Event of Default, any attempt to enforce any Lien or security interest in any DIP Collateral or other security in connection with this Agreement or any other Loan Document or the DIP Orders;

(i) any attempt to collect from any Loan Party;

(j)   any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest;

(k) any Environmental Lien;

(l)  the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization; or

(m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents or the DIP Orders and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may, during the occurrence and continuance of an Event of Default, itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any DIP Liens granted under the Loan Documents or the DIP Orders.

Section 12.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07. Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that, none of the other Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and any Loan made by it with the written consent of (x) the Administrative Agent and (y) so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after receiving written notice thereof); provided, however, that no written consent of the Administrative Agent or the Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c) Assignments shall be subject to the following additional conditions:

(i)   Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof);

(ii) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or if otherwise waived by the Administrative Agent) and all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws; and

(iii) No such assignment shall be made to:

(A) any Loan Party, other equity holder of Equity Interests of Holdings or any of its Affiliates;

(B) [reserved]; or

(C) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)   other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto;

(ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;

(v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and

(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain, or cause to be maintained at one of its offices, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and binding for all purposes and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Borrower or the Administrative Agent pursuant to Section 12.07(b) (which consent of the Borrower or the Administrative Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent).

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j) Any Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that:

(i)   such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the DIP Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document); provided that such participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation; provided further that, for the avoidance of doubt, in the case of a participation, any required form or documentation required thereunder shall be delivered to the participating Lender.

The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall use commercially reasonable efforts to cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other Notice of Requests, waivers and consents) and/or any Loan Documents, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and the New York State Electronic Signatures and Records Act. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, mutatis mutandis.

Section 12.09. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK (AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, THE BANKRUPTCY RULES AND LOCAL RULES OF THE BANKRTUPCY COURT).

Section 12.10. Consent to Jurisdiction; Service of Process and Venue.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, THAT ANY PROCEEDING AGAINST ANY DEBTOR SHALL BE BROUGHT FIRST TO THE BANKRUPTCY COURT AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

(c) Each Loan Party hereby irrevocably appoints the Borrower as its agent (in such capacity, the “Process Agent”) to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address in Section 12.01(a), and such Loan Party hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11. Waiver of Jury Trial, Etc. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12. Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13. No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14. Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15. Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented out of pocket attorneys’ fees, costs and expenses) provided, that, in the case of legal expenses, the Loan Parties’ obligations shall be limited to one counsel to the Indemnitees, taken as a whole, and if reasonably necessary, one local counsel in each relevant material jurisdiction and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:

(i)   the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document, of any Environmental Claim or any other document executed in connection with the transactions contemplated by this Agreement;

(ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof;

(iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and DIP Collateral of the Borrower as herein provided;

(iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents; or

(v) any claim, litigation, including any Environmental litigation, investigation or proceeding relating to or arising out of any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not brought by or against the Borrower, any Loan Party, any Affiliate thereof or any Indemnitee (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. Paragraph (a) of this Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.16. Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18. Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i)  the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19. Confidentiality; Material Non-Public Information.

(a) Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public, confidential or proprietary information of a Loan Party (including, without limitation, all financial, technical or business information relating to a Loan Party, including trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for a Loan Party) supplied to it by or on behalf of the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information:

(i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this or is subject to other customary confidentiality obligations);

(ii) to any other party hereto;

(iii) to any permitted assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19);

(iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority;

(v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency in connection with the transactions and Loans contemplated hereunder;

(vi) in connection with any litigation in connection with the transactions and Loans contemplated hereunder to which any Agent or any Lender is a party;

(vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties,

(ix) with the written consent of the Borrower, or

(x) that is or becomes otherwise publicly available (other than as a result of breach of confidentiality provisions contained herein).

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

In the event that any Agent or a Lender or any of its Related Parties is required by applicable law to disclose any confidential information under clause (iv) of the above paragraph (other than in connection with any audit or examination conducted by bank accountants, regulators or examiners or any Governmental Authority or regulatory authority exercising examination or regulatory authority), then the applicable Agent or a Lender, unless prohibited by law, shall use commercially reasonable efforts to provide notice of the legal process to the Borrower so that the Borrower, at its sole option (but without obligation to do so), and at its sole expense, may attempt to seek a protective order or other appropriate remedy and/or waiver.

(b) The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Unless information and materials provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) have been clearly and conspicuously marked “PUBLIC” (and is not otherwise or becomes publicly available other than as a result of breach of confidentiality provisions contained herein), all such Borrower Materials shall be treated as containing material non-public information with respect to the Borrower and its securities for purposes of U.S. federal and state securities laws.

(c) If a Singapore incorporated Loan Party provides the Agents or the Lenders with personal data of any individual as required by or pursuant to the Loan Documents, the relevant Loan Party represents and warrants to the Agents and the Lenders that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents and Lenders, in each case, in accordance with the Loan Documents. Each Singapore incorporated Loan Party agrees and undertakes to notify the Agents promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Agent or Lender of any personal data provided by the relevant Loan Party. Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

Section 12.20. Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities or the ongoing periodic reporting requirements of any Loan Party) using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will, to the extent practicable to do so, consult with such Agent or such Lender before issuing such press release or other public disclosure), provided that each Loan Party may file any and all documents necessary to comply with U.S. federal and state securities laws without consultation of any Agent or Lender. Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23. Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24. Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.26. English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.

Section 12.27. Conflict; Control. In the event of any inconsistency between the terms and conditions of the Loan Documents, the Interim DIP Order or the Final DIP Order, the provisions of the Interim DIP Order or Final DIP Order, as the case may be, shall govern and control, and in the event of any inconsistency between the terms and conditions of the Interim DIP Order and the Final DIP Order, the provisions of the Final DIP Order shall govern and control.

Section 12.28. Bankruptcy Matters. Subject to the terms of the DIP Orders, this Agreement, the other Loan Documents, and all Liens and DIP Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of each Administrative Agent and the Lenders and their respective assigns, transferees and endorsees. The DIP Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any DIP Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its DIP Liens under applicable law. Except as otherwise permitted pursuant to Section 7.02(c), no Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

The Administrative Agent is hereby authorized and directed by the Lenders to execute and deliver this Agreement and any additional Loan Documents entered into in connection with the subject matter of this Agreement, in its capacity as Administrative Agent, and, by its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Agreement and such other Loan Documents. The Administrative Agent shall have all of the benefits, indemnities, powers, privileges, protections and rights contained in this Agreement (including, for the avoidance of any doubt, Article IX) in connection with acting in its capacity as Administrative Agent hereunder.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

NEAR INTELLIGENCE LLC

By:	/s/ John Faieta
	Name:	John Faieta
	Title:	Chief Financial Officer

GUARANTORS:

NEAR INTELLIGENCE, INC.

By:	/s/ John Faieta
	Name:	John Faieta
	Title:	Chief Financial Officer

NEAR NORTH AMERICA, INC.

By:	/s/ John Faieta
	Name:	John Faieta
	Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

EXECUTED

For and on behalf of

NEAR INTELLIGENCE PTE. LTD

By:	/s/ John Faieta
	Name:	John Faieta
	Title:	Director

Signature Page to Superpriority Secured Debtor-In-Possession Financing Agreement

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

BLUE TORCH FINANCE LLC

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Authorized Signor

[Signature Page to DIP Financing Agreement]

LENDERS:

BLUE TORCH CREDIT OPPORTUNITIES FUND II LP

By: Blue Torch Credit Opportunities GP II LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH CREDIT OPPORTUNITIES FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH CREDIT OPPORTUNITIES KRS FUND LP

By: Blue Torch Credit Opportunities KRS GP LLC, its general partner By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH OFFSHORE CREDIT OPPORTUNITIES MASTER FUND II LP

By: Blue Torch Offshore Credit Opportunities GP II LLC, its general partner By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH OFFSHORE CREDIT OPPORTUNITIES MASTER FUND III LP

By: Blue Torch Offshore Credit Opportunities GP III LLC, its General Partner By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH CREDIT OPPORTUNITIES SBAF FUND LP

By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BTC HOLDINGS SC FUND LLC

By: Blue Torch Credit Opportunities SC Master Fund LP, its sole member
By: Blue Torch Credit Opportunities SC GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member

BLUE TORCH CREDIT OPPORTUNITIES UNLEVERED FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner
By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Kevin Genda
Managing Member